EXHIBIT 4.1

EXECUTION VERSION

$900,000,000

CREDIT AGREEMENT

among

OVERSEAS SHIPHOLDING GROUP, INC.,

OSG BULK SHIPS, INC.,

OSG INTERNATIONAL, INC.,

VARIOUS LENDERS

and

DnB NOR BANK ASA, NEW YORK BRANCH,
as Administrative Agent

__________________________________

Dated as of May 26, 2011
__________________________________

DnB NOR BANK ASA, NEW YORK BRANCH,
SWEDBANK AB (PUBL)
and
CITIBANK N.A.,
as Bookrunners

and

DnB NOR BANK ASA, NEW YORK BRANCH,
SWEDBANK AB (PUBL),
CITIBANK N.A.,
ING BANK N.V., LONDON BRANCH
and
HSBC BANK PLC
as Mandated Lead Arrangers

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
and
MORGAN STANLEY SENIOR FUNDING, INC.
as Co-Arrangers

TABLE OF CONTENTS
(continued)

SCHEDULE I	-	Commitments
SCHEDULE II	-	Lender Addresses
SCHEDULE III	-	Existing Liens
SCHEDULE IV	-	Existing Indebtedness
SCHEDULE V	-	Existing Investments
SCHEDULE VI		Associated Costs Rate
SCHEDULE VII		Fleet List
SCHEDULE VIII		Effective Date Assets

EXHIBIT A	-	Form of Notice of Borrowing
EXHIBIT B-1	-	Form of Revolving Note
EXHIBIT B-2	-	Form of Swingline Note
EXHIBIT C	-	Letter of Credit Request
EXHIBIT D-1	-	Form of Opinion of James I. Edelson, Esq., General Counsel to OSG and its Subsidiaries
EXHIBIT D-2	-	Opinion of White & Case LLP
EXHIBIT E	-	Form of Section 4.04(b) Certificate
EXHIBIT F		Assignment and Assumption Agreement

CREDIT AGREEMENT, dated as of May 26, 2011, among OVERSEAS SHIPHOLDING GROUP, INC., a Delaware corporation (“OSG” or the “Parent”), OSG BULK SHIPS, INC., a New York corporation (“OSG Bulk”), and OSG INTERNATIONAL, INC., a Marshall Islands corporation (“OSG International” and together with OSG and OSG Bulk, collectively, the “Borrowers” and each a “Borrower”), the Lenders party hereto from time to time, and DnB NOR BANK ASA, New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”).  All capitalized terms used herein and defined in Section 11 are used herein as therein defined.

W I T N E S S E T H :

WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrowers on a joint and several basis a credit facility in a maximum aggregate amount of $900,000,000 as provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Amount and Terms of Credit Facility.

1.01 The Commitments

(a)  Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make at any time on or after the Availability Date and prior to the Final Maturity Date a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers on a joint and several basis, which Revolving Loans (i) shall bear interest in accordance with Section 1.07, (ii) shall be denominated in Dollars or in an Alternate Currency in each case, as elected by the Borrowers, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any such Lender at any time that aggregate principal amount outstanding (for this purpose, using the Dollar Equivalent of each Alternate Currency Revolving Loan then outstanding) which, when added to the product of (x) such Lender’s Percentage and (y) the sum of (I) all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, and (II) the aggregate Swingline Loan Exposure (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding equals the Commitment of such Lender at such time and (v) shall not exceed for all such Lenders at any time that aggregate principal amount outstanding (for this purpose, using the Dollar Equivalent of each Alternate Currency Revolving Loan then outstanding) which, when added to the sum of (I) the amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, and (II) the aggregate Swingline Loan Exposure (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding equals the Total Commitment at such time; provided that no Alternate Currency Revolving Loan may be incurred if after giving effect thereto the Alternate Currency Outstandings would exceed the Alternate Currency Sublimit.

(b)           Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Availability Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrowers on a joint and several basis, which Swingline Loans (i) shall bear interest in accordance with Section 1.07, (ii) shall be denominated in Euros or Dollars in each case, as elected by the Borrowers, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) as provided in Section 4.02(c) shall be repaid no later than the date which is five Business Days following the incurrence thereof, (v) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding (for this purpose, using the Dollar Equivalent of each Alternate Currency Revolving Loan then outstanding) and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Commitment at such time, and (vi) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount; provided that no Swingline Loan denominated in Euros may be incurred if giving effect thereto the Alternate Currency Outstandings would exceed the Alternate Currency Sublimit.  Notwithstanding anything to the contrary contained in this Section 1.01(b), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to any Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrowers to eliminate the Swingline Lender’s risk with respect to the Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lenders’ Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from any Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(c)           On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or Section 10.09 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case one or more Borrowings of Revolving Loans in an aggregate principal amount equal to such outstanding Swingline Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the second succeeding Business Day by all Lenders pro rata based on each such Lender’s Percentage (determined before giving effect to any termination of the Commitments pursuant to the last paragraph of Section 10) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each Lender hereby irrevocably agrees to make Revolving Loans upon two Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total  Commitment at such time.  For the avoidance of doubt, any Swingline Loan which has been funded with one or more Mandatory Borrowings shall cease to be a Swingline Loan.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Percentages (determined before giving effect to any termination of the Commitments pursuant to the last paragraph of Section 10), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans hereunder for each day thereafter.

(d)           In the event that the Borrowers fail to reimburse any Issuing Lender in accordance with Section 2.04 for any Drawing paid by such Issuing Lender under any Letter of Credit issued by it, then on the date specified in Section 2.04(a), the Borrowers shall be deemed to have made a request for a borrowing of Revolving Loans in an amount equal to the Drawing with an initial Interest Period of one month which such deemed request shall not be subject to any condition precedent set forth in Section 6 and shall be irrevocable.  Each Lender acknowledges and agrees that its obligation to make its pro rata share of any such borrowing available to the Administrative Agent is absolute and unconditional and shall not be affected by any event, happening or circumstance whatsoever, including the failure of any condition precedent set forth in Section 6 to be satisfied at the time of such deemed request.

1.02 Minimum Amount of Each Borrowing; Limitation on Number of Borrowings.

(a)  The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount for such Tranche of Loans.

(b)           More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than twelve Borrowings of Loans subject to different Interest Periods.

1.03 Notice of Borrowing

(a)    Whenever the Borrowers desire to make a Borrowing of Revolving Loans hereunder, OSG as agent for the Borrowers shall give the Administrative Agent at its Notice Office at least four Business Days’ prior written notice of each Revolving Loan to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time).  Each such written notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.09, shall be irrevocable and shall be given substantially in the form of Exhibit A with such modifications as may be agreed upon by the Administrative Agent, appropriately completed to specify (i) the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing (stated in Dollars, or in the case of Alternate Currency Revolving Loans, in the relevant Alternate Currency), (ii) the date of such Borrowing (which shall be a Business Day), (iii) the initial Interest Period to be applicable thereto and (iv) to which account the proceeds of such Revolving Loans are to be deposited.  The Administrative Agent shall promptly give each Lender which is required to make Revolving Loans, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)           (i)  Whenever the Borrowers desire to incur Swingline Loans hereunder, OSG as agent for the Borrowers shall give the Swingline Lender no later than 12:00 Noon (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder.  Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii)           Mandatory Borrowings shall be made upon the notice specified in Section 1.01(c), with the Borrowers irrevocably agreeing, by their incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 1.01(c).

(c)           Without in any way limiting the obligation of the Borrowers to deliver a written Notice of Borrowing in accordance with Section 1.03(a), the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from the Chairman of the Board, Chief Administrative Officer, President, Chief Financial Officer, the Treasurer or any Senior Vice President of OSG (or any other officer of the OSG designated in writing to the Administrative Agent by the Chief Executive Officer, Chief Administrative Officer, President, Chief Financial Officer, the Treasurer or any Senior Vice President of the OSG as being authorized to give such notices under this Agreement) prior to receipt of Notice of Borrowing.  In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing of Loans, absent manifest error.

1.04 Disbursement of Funds.

Except as otherwise specifically provided in the immediately succeeding sentence, no later than 11:00 A.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 3:00 P.M. (New York time) on the date specified pursuant to Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 11:00 A.M. (New York time) on the date specified in Section 1.01(c)) each Lender with a Commitment will make available its pro rata portion of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof).  All such amounts shall be made available in Dollars (or, (x) in the case of Alternate Currency Revolving Loans, in the relevant Alternate Currency and (y) in the case of Swingline Loans denominated in Euros, in Euros) and in immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrowers (prior to 2:30 P.M. (New York Time) on such day to the extent of funds actually received by the Administrative Agent prior to 11:00 A.M. (New York Time) on such day) at the Payment Office in Dollars (or, (x) in the case of Alternate Currency Revolving Loans, in the relevant Alternate Currency and (y) in the case of Swingline Loans denominated in Euros, in Euros) in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate and (ii) if recovered from the Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.07.  Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

1.05 Notes.

(a)    The Borrowers’ obligation to pay the principal of, and interest on, the Loans made by each Lender shall, if requested by such Lender, be evidenced (i) in the case of Revolving Loans by a promissory note duly executed and delivered by the Borrowers substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each a “Revolving Note” and, collectively, the “Revolving Notes”) and (ii) in the case of Swingline Loans, by promissory notes duly executed and delivered by the Borrowers substantially in the form of Exhibit B-2 (the “Swingline Note”).

(b)           Each Revolving Note shall (i) be executed by the Borrowers, (ii) be payable to the order of such Lender that has requested a Revolving Note and be dated the Availability Date (or, in the case of Revolving Notes issued after the Availability Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount (expressed in Dollars) equal to the Commitment of such Lender and be payable in the principal amount of the Revolving Loans evidenced thereby; provided that if, because of fluctuations in exchange rates after the Availability Date, the Revolving Note of any Lender would not be at least as great as the outstanding aggregate principal amount (taking the Dollar Equivalent of all Alternate Currency Revolving Loans evidenced thereby) of the Revolving Loans made by such Lender to the Borrowers at any time outstanding, the respective Lender may, at any time after the occurrence of any Default or Event of Default, request (and in such case the Borrowers shall promptly execute and deliver) a new Revolving Note in an amount equal to the aggregate principal amount (taking the Dollar Equivalent of all Alternate Currency Revolving Loans evidenced thereby) of such Revolving Loans of such Lender outstanding on the date of the issuance of such new Revolving Note, (iv) mature on the Final Maturity Date, (v) bear interest as provided in the appropriate clause in Section 1.07, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 4.01 and 4.02, (vii) with respect to each Revolving Loan evidenced thereby, be payable in the respective Permitted Currency in which such Revolving Loan was made and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)           The Swingline Note issued by the Borrowers to the Swingline Lender shall (i) be payable to the Swingline Lender or its registered assigns and be dated the Availability Date, (ii) be in a stated principal amount (expressed in Dollars) equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of Swingline Loans evidenced thereby, (iii) mature on the Swingline Expiry Date, (iv) bear interest as provided in the appropriate clause of Section 1.07, (v) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

(d)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrowers’ obligations in respect of such Loans.

(e)           Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Loans (and all related Obligations) incurred by the Borrowers that would otherwise be evidenced thereby in accordance with the requirements of this Agreement.  Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (d).  At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrowers shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans; provided that, in the case of a substitute or replacement Note, the Borrowers shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed note indemnity, in each case in form and substance reasonably acceptable to the Borrowers and such requesting Lender, and duly executed by such requesting Lender.

1.06 Pro Rata Borrowings.

All Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments; provided that all Mandatory Borrowings shall be incurred from the Lenders pro rata on the basis of their Percentages.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

1.07 Interest.

(a)    The Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each Revolving Loan from the date the proceeds thereof are made available to the Borrowers until the maturity (whether by acceleration or otherwise) of such Revolving Loan at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the applicable LIBOR Rate for such Interest Period plus, to the extent applicable, the Associated Costs Rate.

(b)           The Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each Swingline Loan from the date the proceeds thereof are made available to the Borrowers until the maturity (whether by acceleration or otherwise) of such Swingline Loan at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Overnight Offered Rate as in effect from time to time.

(c)           Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum (the “Default Rate”) equal to 2.00% per annum in excess of the rate then borne by such Loans (or, if such overdue amount is not interest or principal in respect of a Loan, 2.00% per annum in excess of the Applicable Margin plus the Overnight Offered Rate as in effect from time to time), in each case with such interest to be payable on demand.

(d)           Accrued and unpaid interest shall be payable in respect of each Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           Upon each Interest Determination Date, the Administrative Agent shall determine the LIBOR Rate for each Interest Period applicable to the Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrowers and the respective Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.08 Interest Periods.

At the time the Borrowers give any Notice of Borrowing in respect of the making of any Loan (in the case of the initial Interest Period applicable thereto) or on the fourth Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period), it shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of the Borrowers, be a one, three or six or, if agreed to by all Lenders, 12 month period; provided that:

(i)           all Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)           the initial Interest Period for any Loan shall commence on the date of Borrowing of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;

(iii)           if any Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)           if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(v)           all interest shall be calculated from and including the first day of an Interest Period to but excluding the last day of such Interest Period;

(vi)           unless the Required Lenders otherwise agree, no Interest Period longer than one month may be selected at any time when a Default or Event of Default has occurred and is continuing;

(vii)           no Interest Period in respect of any Borrowing of any Loans shall be selected which extends beyond the Final Maturity Date; and

(viii)           the selection of Interest Periods shall be subject to the provisions of Section 1.02(b).

If upon the expiration of any Interest Period applicable to a Borrowing, the Borrowers have failed to elect a new Interest Period to be applicable to such Loans as provided above, the Borrowers shall be deemed to have elected a one month Interest Period to be applicable to such Loans effective as of the expiration date of such current Interest Period.

1.09 Increased Costs, Illegality, Market Disruption Event; etc.

(a)     In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)    at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income, gross receipts or net profits of such Lender, or any franchise tax based on net income, net profits or net worth, of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which such Lender’s principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04, or (B) a change in official reserve requirements and/or (y) other circumstances arising since the Effective Date affecting the interbank market; or

(ii)    at any time, that the making or continuance of any Loan has been made (x) unlawful by any law or governmental rule, regulation or order and/or (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law); or

(iii)    at any time, that any Alternate Currency is not available in sufficient amounts, as determined in good faith by the Administrative Agent;

then, and in any such event, such Lender shall promptly give notice (by telephone confirmed in writing) to the Borrowers and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders).  Thereafter (x) in the case of clause (i) above, the Borrowers jointly and severally agree, subject to the provisions of Section 1.11, to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased costs or reductions to such Lender or such other corporation and (y) in the case of clause (ii) above, the Borrowers shall take one of the actions specified in Section 1.09(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.09(a) shall, absent manifest error, but subject to the provisions of Section 13.15 (to the extent applicable), be final and conclusive and binding on all the parties hereto.

(b)   At any time that any Loan is affected by the circumstances described in Section 1.09(a)(i), (ii) or (iii), the Borrowers may (and in the case of a Loan affected by the circumstances described in Section 1.09(a)(ii) and (iii) shall) either (x) if the affected Loan is then being made initially, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date or the next Business Day that any Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.09(a)(i) or (ii) or (y) if the affected Loan, (other than any Loan affected by the circumstances described in Section 1.09(iii)), is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, in the case of any Loan, repay all outstanding Borrowings (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) which include such affected Loans in full in accordance with the applicable requirements of Section 3.02; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.09(b).

(c)   In the case of Loans affected by the circumstances described in Section 1.09(a)(iii), Alternate Currency Loans denominated in the affected Permitted Currency (other than any such Alternate Currency Revolving Loans which have theretofore been funded) shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist.

(d)   If any Lender in good faith determines that the introduction of or effectiveness of or any change after the Effective Date in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change after the Effective Date in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, in any such case, will have the effect of increasing the amount of capital required or requested to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrowers jointly and severally agree, subject to the provisions of Section 13.15 (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital, to the extent not already compensated by the LIBOR Rate, Additional Cost Rate or any other provision hereof.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.09(d), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for and calculation of such additional amounts.

(e)   In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established after the Effective Date by any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lender (including any branch, Affiliate or funding office thereof) in respect of any Alternate Currency Revolving Loan or any category of liabilities which includes deposits by reference to which the interest rate on any Alternate Currency Revolving Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to non-United States residents in each case by reason of any change since the Effective Date in any applicable law or governmental rule, regulation order, guideline or request (whether or not having the force of law) or any change in the interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, then, unless such reserves already are included in the calculation of the interest rate applicable to such Alternate Currency Revolving Loans or in Section 1.09(a)(i) or are otherwise compensated by any other provision hereof, such Lender shall promptly notify the applicable Borrowers in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and such Borrowers agree, subject to the provisions of Section 13.15 (to the extent applicable), to pay to such Lender such specified amounts on written demand therefor by such Lender.

(f)   If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of such Loan for the relevant Interest Period shall be the rate per annum which is the sum of:

(i)     the Applicable Margin;

(ii)    the rate determined by each Lender and notified to the Administrative Agent, which expresses the actual cost to each such Lender of funding its participation in that Loan for a period equivalent to such Interest Period from whatever source it may reasonably select; and

(iii)    the Additional Cost Rate and Associated Costs Rate, if any, applicable to the affected Loan.

(g)   If a Market Disruption Event occurs and the Administrative Agent or the Borrowers so require, the Administrative Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.  Any alternative basis agreed pursuant to the immediately preceding sentence shall, with the prior consent of all the Lenders and the Borrowers, be binding on all parties.  If no agreement is reached pursuant to this clause (g), the rate provided for in clause (f) above shall apply for the entire Interest Period.

(h)           Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Effective Date in a requirement of law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 1.09 and Section 2.05).

1.10 Compensation.

The Borrowers jointly and severally agree, subject to the provisions of Section 13.15 (to the extent applicable), to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrowers:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 1.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 1.09(a), Section 4.01 or Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) of any of its Loans, or assignment of its Loans pursuant to Section 1.12, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrowers; or (iv) as a consequence of any other Default or Event of Default arising as a result of the Borrowers’ failure to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.

1.11 Change of Lending Office.

 Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.09(a)(ii) or (iii), Section 1.09(b), Section 1.09(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrowers, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no unindemnified economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 1.11 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender provided in Section 1.09 and Section 4.04.

1.12 Replacement of Lenders.

(x)  If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of any event giving rise to the operation of Section 1.09(a)(ii) or (iii), Section 1.09(b), Section 1.09(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrowers increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 13.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrowers shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent; provided that:

(i)           at the time of any replacement pursuant to this Section 1.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of and in each case all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender) together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but unpaid, Commitment Commission owing to the Replaced Lender pursuant to Section 3.01, (y) each Issuing Lender an amount equal to such Replaced Lender’s Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) the Swingline Lender an amount equal to such Replaced Lender’s Percentage of any Mandatory Borrowing to the extent such amount was not theretofor funded by such Replaced Lender; and

(ii)           all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to (i) the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 2.05, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Lender and (ii) if so requested by the Borrowers, the Replaced Lender shall deliver all Notes in its possession to the Borrowers.

1.13 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)   if any Swingline Loan Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)   all or any part of such Swingline Loan Exposure and Letter of Credit Exposure shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Percentages but only to the extent (x) the sum of all Lenders’ that are Non-Defaulting Lenders Individual Exposures plus such Defaulting Lender’s Swingline Loan Exposure and Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting Lenders’ Commitments, (y) immediately following the reallocation to a Lender that is a Non-Defaulting Lender, the Individual Exposure of such Lender does not exceed its Commitment at such time and (z) the conditions set forth in Sections 6.01 and 6.03 are satisfied at such time;

(ii)   if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Loan Exposure and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 103% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”);

(iii)   the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure;

(iv)   if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 1.13(a), then the fees payable to the Lenders pursuant to Section 3.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Percentages; and

(v)   if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 1.13(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all Letter of Credit Fees payable under Section 3.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated; and

(b)   notwithstanding anything to the contrary contained in Section 1.01(a) or Section 2, so long as any Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral has been provided by the Borrowers in accordance with Section 1.13(a), and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Lenders that are Non-Defaulting Lenders in a manner consistent with Section 1.13(a)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrowers, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Loan Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Percentage.

1.14 Incremental Credit Extensions.

  (a)    The Borrowers may at any time or from time to time after the Effective Date and until the Availability Date, by notice to the Administrative Agent, request one or more increases in the amount of the Commitments (the “Commitment Increases”); provided that:

(i)   upon the effectiveness of any Incremental Amendment referred to below after giving effect to the incurrence of such Commitment Increase, no Default or Event of Default shall exist;

(ii)   upon the effectiveness of any Incremental Amendment referred to below, all of the representations and warranties of each Borrower set forth in Section 7 and in each other Credit Document shall be true and correct in all material respects as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);

(iii)   the aggregate amount of Commitment Increases pursuant to this Section 1.14 shall not exceed $350,000,000;

(iv)   the Borrowers shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrowers certifying compliance with the requirements of preceding clauses (i), (ii) and (iii); and

(v)   each Credit Party shall have delivered to the Administrative Agent such other officers’ certificates, board of director (or equivalent governing body) resolutions and evidence of good standing (to the extent available under applicable law) as the Administrative Agent shall reasonably request.

(b)   Each Commitment Increase shall be in an aggregate principal amount that is not less than $15,000,000 (or such lesser amount as agreed to by the Administrative Agent).

(c)   Each notice from the Borrowers pursuant to this Section 1.14 shall set forth the requested amount of the Commitment Increase.  Commitment Increases may be provided, by any existing Lender (but no existing Lender will have an obligation to make a portion of any Commitment Increase) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the Administrative Agent, the Swingline Lender and each Issuing Lender shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s providing such Commitment Increases if such consent would be required under Section 13.04 for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.  Commitments in respect of Commitment Increases shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrowers, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.

(d)   This Section 1.14 shall supersede any provisions in Section 13.06 or 13.12 to the contrary.

SECTION 2. Letters of Credit.

2.01 Letters of Credit.

(a)    Subject to and upon the terms and conditions herein set forth, OSG as agent for the Borrowers may request that any Issuing Lender issue, at any time on and after the Availability Date and prior to the 60th day prior to the Final Maturity Date, for the joint and several account of the Borrowers, irrevocable sight standby letters of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit”).  All Letters of Credit shall be denominated in a Permitted Currency, as elected by the Borrowers and shall be issued on a sight draft basis.

(b)           Subject to the terms and conditions contained herein, each Issuing Lender hereby agrees that it will, at any time and from time to time on or after the Availability Date and prior to the 60th day prior to the Final Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the joint and several account of the Borrowers one or more Letters of Credit in support of such obligations as are permitted to remain outstanding without giving rise to a Default or Event of Default hereunder, provided that the respective Issuing Lender shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)           any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender as of the date hereof and which such Issuing Lender in good faith deems material to it, or the issuance of such letter of credit would violate a policy of general application of such Issuing Lender; or

(ii)           such Issuing Lender shall have received notice from any Lender prior to the issuance of such Letter of Credit of the type described in the second sentence of Section 2.02(b).

(c)           Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (for this purpose, using the Dollar Equivalent of all amounts denominated in a currency other than Dollars) (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed the lowest of (x) $250,000,000, (y) when added to the aggregate principal amount of all Revolving Loans (for this purpose, using the Dollar Equivalent for all Alternate Currency Revolving Loans) and Swingline Loans (for this purpose, using the Dollar Equivalent for Swingline Loans denominated in Euros) then outstanding, an amount equal to the Total Commitment at such time and (z) if such Letter of Credit is denominated in an Alternate Currency, when added to the aggregate principal amount of all Alternate Currency Outstandings, the Alternate Currency Sublimit, (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the 20th  Business Day prior to the Final Maturity Date, on terms reasonably acceptable to the respective Issuing Lender) and (B) 20 Business Days prior to the Final Maturity Date and (iii) each Letter of Credit shall be denominated in a Permitted Currency, as elected by the Borrowers.

(d)   At the election of the Borrowers, letters of credit which were issued pursuant to certain existing letters of credit agreements under the Existing Credit Agreement and which are outstanding on the Availability Date shall be deemed to constitute “Letters of Credit” under this Agreement, issued, for purposes of Section 2.04(a) on the Availability Date; provided that the limitations set forth in Section 2.01(c) above are satisfied.  Each such Letter of Credit, as amended from time to time in accordance with the terms thereof and hereof, shall be referred to as an “Existing Letter of Credit”.  Any Lender hereunder which has issued an Existing Letter of Credit shall constitute an “Issuing Lender” for all purposes of this Agreement.

2.02 Letter of Credit Requests; Minimum Stated Amount.

(a)    Whenever the Borrowers desire that a Letter of Credit be issued, OSG as agent for the Borrowers shall give the Administrative Agent and the respective Issuing Lender at least four Business Days’ (or such shorter period as is acceptable to the respective Issuing Lender) written notice prior to the proposed date of issuance (which shall be a Business Day).  Each notice shall be substantially in the form of Exhibit C (each a “Letter of Credit Request”).

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by each Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.01(c).  Unless the respective Issuing Lender determines that, or has received notice from any Lender before it issues a Letter of Credit that one or more of the conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(c), then such Issuing Lender shall issue the requested Letter of Credit for the joint and several account of the Borrowers in accordance with such Issuing Lender’s usual and customary practices.

(c)           The initial Stated Amount of each Letter of Credit shall not be less than $100,000 (or the equivalent amount thereof in the applicable Permitted Currency) or such lesser amount as is acceptable to the respective Issuing Lender.

2.03 Letter of Credit Participations.

(a)    Immediately upon the issuance by any Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender with a Commitment, other than such Issuing Lender (each such Lender, in its capacity under this Section 2.03, a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Commitments or Percentages of the Lenders pursuant to Sections 1.12 or 13.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.03 to reflect the new Percentages of the assignor and assignee Lender or of all Lenders with Commitments, as the case may be.

(b)           In determining whether to pay under any Letter of Credit, such Issuing Lender shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to any Credit Party or any Lender.

(c)           In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrowers shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.04(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant, of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Lender the amount of such Participant’s Percentage (as relates to the respective Letter of Credit) of such unreimbursed payment in the relevant Permitted Currency as the applicable Letter of Credit was issued and in same day funds.  If the Administrative Agent so notifies, prior to 1:00 P.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent at the Payment Office for the account of such Issuing Lender in the relevant Permitted Currency as the applicable Letter of Credit was issued such Participant’s Percentage (as relates to the respective Letter of Credit) of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Administrative Agent for the account of such Issuing Lender, such Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans for each day thereafter.  The failure of any Participant to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of any payment under any Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Percentage of any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Issuing Lender such other Participant’s Percentage of any such payment.

(d)           Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received (for the account of any such Issuing Lender) any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall forward such payment to the Administrative Agent, which in turn shall distribute to each Participant which has paid its Percentage thereof in the relevant Permitted Currency, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)           Each Issuing Lender shall, promptly after the issuance of, or amendment to, a Letter of Credit give the Administrative Agent and the Borrowers written notice of such issuance or amendment, as the case may be, and such notice shall be accompanied by a copy of the issued Letter of Credit or amendment, as the case may be.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Participant, in writing, of such issuance or amendment and in the event a Participant shall so request, the Administrative Agent shall furnish such Participant with a copy of such issuance or amendment.

(f)           Each Issuing Lender shall deliver to the Administrative Agent, promptly on the first Business Day of each week, by facsimile transmission, the aggregate daily Stated Amount available to be drawn under the outstanding Letters of Credit issued by such Issuing Lender for the previous week.  Upon request, the Administrative Agent shall, within 10 days after the last Business Day of each calendar month, deliver to each Participant a report setting forth for such preceding calendar month the aggregate daily Stated Amount available to be drawn under all outstanding Letters of Credit during such calendar month.

(g)           The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)           any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, setoff, defense or other right which the Borrowers or any of their respective Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Lender, any Issuing Lender, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrowers or any of their respective Subsidiaries and the beneficiary named in any such Letter of Credit);

(iii)           any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)           the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default.

2.04 Agreement to Repay Letter of Credit Drawings.

(a)    The Borrowers hereby jointly and severally agree to reimburse each Issuing Lender, by making payment to the Administrative Agent in the relevant Permitted Currency in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than the Business Day following receipt by the Borrowers of notice of such payment or disbursement from the Issuing Lender, the Administrative Agent or any other Lender (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrowers)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrowers therefor at a rate per annum equal to the Overnight Offered Rate for the relevant Permitted Currency, as in effect from time to time, plus the Applicable Margin; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following such payment or disbursement, the Borrowers shall be deemed to have requested a borrowing of Dollar Revolving Loans or Alternate Currency Revolving Loans, as the case may be, as provided in Section 1.01(d).  Each Issuing Lender shall give the Borrowers prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrowers’ obligations hereunder.  In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it, the Borrower’s obligation under this Section 2.04 to reimburse the respective Issuing Lender shall be in the same currency as the applicable Letter of Credit was issued determined on the date of payment by the Issuing Lender under the Letter of Credit.

(b)           The obligations of the Borrowers under this Section 2.04 to reimburse the respective Issuing Lender with respect to drawings on Letters of Credit (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any Lender (including in its capacity as Issuing Lender or Participant or as Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Issuing Lender’s only obligation to the Borrowers being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to any Borrower or any other Credit Party.

2.05 Increased Costs.

If at any time, any Issuing Lender or any Participant determines that the introduction of or any change after the Effective Date in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive made by any such authority (whether or not having the force of law) after the Effective Date, shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the Borrowers by such Issuing Lender or any Participant (a copy of which demand shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrowers jointly and severally agree to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.05, will give prompt written notice thereof to the Borrowers, which notice shall include a certificate submitted to the Borrowers by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for and the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant, although the failure to give any such notice shall not release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.05.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and non-discriminatory, provided that such Lender’s determination of compensation owing under this Section 2.05 shall, absent manifest error, but subject to the provisions of Section 13.15 (to the extent applicable), be final and conclusive and binding on all parties hereto.  The certificate required to be delivered pursuant to this Section 2.05 shall, if delivered in good faith and absent manifest error, be final and conclusive and binding on the Borrowers.

          SECTION 3. Commitment Commission; Fees; Reductions of Commitment.

          3.01 Commitment Commission.

          (a)    The Borrowers jointly and severally agree to pay the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) computed at a rate per annum equal to (i) 1.20% on the daily average Unutilized Commitment of such Non-Defaulting Lender for the period from and including the Effective Date to but not including the Availability Date, and (ii) 1.00% on the daily average Unutilized Commitment of such Non-Defaulting Lender for the period from and including the Availability Date to but not including the Final Maturity Date; provided that for purposes of calculating the Commitment Commission, outstanding Swingline Loans shall not be deemed to be a utilization of the Commitments of the Lenders other than the Swingline Lender.  Accrued Commitment Commission shall be due and payable quarterly in arrears on each Payment Date and on the Final Maturity Date (or such earlier date upon which the Total Commitment is terminated).

(b)           The Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective Percentage), a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect from time to time on the daily Stated Amount of each such Letter of Credit (for this purpose, using the Dollar Equivalent for all Letters of Credit denominated in a currency other than Dollars).  Accrued Letter of Credit Fees shall be due and payable in arrears on each Payment Date and on the Final Maturity Date (or such earlier date upon which the Total Commitment is terminated).

(c)           The Borrowers jointly and severally agree to pay directly to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit (for this purpose, using the Dollar Equivalent for all Letters of Credit denominated in a currency other than Dollars), provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each issued Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof.  Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable in arrears on each Payment Date following issuance of a Letter of Credit and upon the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.

(d)           The Borrowers jointly and severally agree to pay, upon each payment (including any partial payment) under, issuance of, extension of, or amendment to, any Letter of Credit issued hereunder, such amount as shall at the time of such event be the administrative charge which the respective Issuing Lender is generally charging in connection with such occurrence with respect to letters of credit, provided that such administrative charges shall not exceed $1,000 in the aggregate for any single letter of credit.

(e)           The Borrowers shall pay to the Administrative Agent and the other Agents, for their own account, such other fees as have been agreed to in writing by OSG or the Borrowers and such Agent.

3.02 Voluntary Termination of Unutilized Commitments.

Upon at least four Business Days’ prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Commitment, in whole or in part, in integral multiples of $1,000,000 and a minimum amount of $5,000,000 in the case of partial reductions thereto, provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.

3.03 Mandatory Termination of Commitments.

(a)    The Total Commitment (and the Commitment of each Lender) shall terminate (x) on June 30, 2011 if the Effective Date has not occurred on or prior to such date and (y) on February 12, 2013 (or if such day is not a Business Day, the immediately succeeding Business Day) if the Availability Date has not occurred on or prior to such date.

(b)           The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the Final Maturity Date.

(c)           Unless the Majority Lenders otherwise agree, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the 60th day following the occurrence of a Change of Control.

(d)           Upon any termination of commitments pursuant to this Section 3.03, the Borrowers shall be required to take the actions specified in Section 4.02(a).

SECTION 4. Prepayments; Payments; Taxes.

4.01 Voluntary Prepayments.

The Borrowers shall have the right to prepay the Loans, without premium or penalty except as provided by law, in whole or in part at any time and from time to time on the following terms and conditions:

(i)           the Borrowers shall give the Administrative Agent prior to 12:00 Noon (New York time) at its Notice Office at least four Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(ii)           each prepayment of Revolving Loans shall be in an integral multiple of $1,000,000 (or its equivalent in other Permitted Currencies) and in an aggregate principal amount of at least $5,000,000 (or its equivalent in other Permitted Currencies) or such lesser amount of a Borrowing which is outstanding, provided that no partial prepayment of Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $5,000,000 (or its equivalent in other Permitted Currencies);

(iii)           each prepayment of Swingline Loans shall be in an integral multiple of $1,000,000 (or its equivalent in other Permitted Currencies) and in an aggregate principal amount of at least $5,000,000 (or its equivalent in other Permitted Currencies) or such other amount as is agreeable to the Swingline Lender or such lesser amount of a Borrowing which is outstanding;

(iv)           at the time of any prepayment of Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrowers shall pay the amounts required pursuant to Section 1.10;

(v)           in the event of certain refusals by a Lender as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrowers may, upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), prepay all Loans, together with accrued and unpaid interest, Commitment Commission, and other amounts owing to such Lender (or owing to such Lender with respect to each Loan which gave rise to the need to obtain such Lender’s individual consent) in accordance with said Section 13.12(b) so long as (A) the Commitment of such Lender (if any) is terminated concurrently with such prepayment (at which time Schedule I shall be deemed modified to reflect the changed Commitments) and (B) the consents required by Section 13.12(b) in connection with the prepayment pursuant to this clause (v) have been obtained; and

(vi)           except as expressly provided in the preceding clause (v), each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing.

4.02 Mandatory Repayments and Commitment Reductions.

(a)  (i)  On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date (for this purpose, using the Dollar Equivalent for all Alternate Currency Revolving Loans)), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) (for this purpose, using the Dollar Equivalent for all Swingline Loans denominated in Euros) and (III) the aggregate amount of all the Letter of Credit Outstandings (for this purpose, using the Dollar Equivalent for all Letters of Credit denominated in a currency other than Dollars) exceeds the Total Commitment as then in effect, the Borrowers shall repay principal of Swingline Loans (in the case of payments made with respect to Swingline Loans denominated in Euros, taking the Dollar Equivalent of the amounts paid in Euros in which payments on such Swingline Loans denominated in Euros are owing) and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans (in the case of payments made with respect to Alternate Currency Revolving Loans, taking the Dollar Equivalent of the amounts paid in the respective Alternate Currency in which payments on such Alternate Currency Revolving Loans are owing) in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Loans, the aggregate amount of the Letter of Credit Outstandings (for this purpose, using the Dollar Equivalent for all Letters of Credit denominated in a currency other than Dollars) exceeds the Total Commitment as then in effect, the Borrowers shall pay to the Administrative Agent on such date an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the Borrowers hereunder in a cash collateral account to be established by the Administrative Agent.

(ii)           On any day on which the Dollar Equivalent of the aggregate amount of all Alternate Currency Outstandings exceeds 103% of the Alternate Currency Sublimit, the Borrowers shall (x) prepay on such day the Alternate Currency Outstandings and (y) cash collateralize any outstanding Letters of Credit in an amount (taking the Dollar Equivalent of the amounts paid in the respective Alternate Currency in which payments on such Alternate Currency Outstandings are owing) equal to such excess.

(b)           With respect to each repayment of Loans required by this Section 4.02, the Borrowers may designate the specific Borrowing or Borrowings pursuant to which such Loans were made, provided that (i) all Loans with Interest Periods ending on such date of required repayment shall be paid in full prior to the payment of any other Loans and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the preceding provisions of this clause (b), make such designation in its sole reasonable discretion with a view, but no obligation, to minimize breakage costs owing pursuant to Section 1.10.

(c)           Notwithstanding anything to the contrary set forth in this Agreement each Swingline Loan shall be repaid in full on the fifth Business Day after the incurrence thereof.

(d)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Final Maturity Date.

(e)           For purposes of making calculations pursuant to this Section 4.02, the Administrative Agent shall be entitled to use the Dollar Equivalent of any such amounts stated in a currency other than Dollars.

4.03 Method and Place of Payment.

Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in immediately available funds at the Payment Office of the Administrative Agent in (x) Dollars if such payment is made in respect of (i) principal of or interest on Dollar Revolving Loans owing by any Borrower or any increased costs or similar obligations owing by any Borrower in respect of Dollar Revolving Loans or (ii) except as provided in following clause (y), any other Obligation of any Borrower under this Agreement or under any Note issued by such Borrower and (y) in the applicable Alternate Currency if such payment is made in respect of (i) principal of or interest on Alternate Currency Revolving Loans or Commitments in respect thereof, (ii) reimbursements under Letters of Credit denominated in Alternative Currencies pursuant to Section 2.04(a) or (iii) any increased costs, indemnities or other amounts owing with respect to Alternate Currency Revolving Loans or Commitments in respect thereof.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04 Net Payments; Taxes.

(a)  All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense.  All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, (i) any tax imposed on or measured by the net income, net profits or any franchise or similar tax based on net income, net profits or net worth, of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and (ii) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrowers jointly and severally agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrowers jointly and severally agree to reimburse each Lender, upon the written request of such Lender, for taxes the Lender determines are incrementally imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located on or measured by the additional payments made pursuant to the preceding sentence and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrowers will furnish to the Administrative Agent within 45 days after the date of payment of any Taxes is due pursuant to applicable law certified copies of tax receipts, or, if such tax receipts are not available, other documentation reasonably satisfactory to the Lender, evidencing such payment by the Borrowers.  The Borrowers jointly and severally agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)           (i)  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the U.S. Borrowers and the Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (A) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (B) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (a) above, (x) a certificate substantially in the form of Exhibit E (any such certificate, a “Section 4.04 Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.  Furthermore, each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, in the case of any payment made after December 31, 2012 in respect of any Loan, Letters of Credit, Note or Obligation that was not treated as outstanding for purposes of FATCA on March 18, 2012, provide any forms, documentation, or other information as shall be prescribed by the Internal Revenue Service to demonstrate that the relevant Lender has complied with the applicable reporting requirements of FATCA so that such payments made to such Lender hereunder would not be subject to U.S. federal withholding taxes imposed by FATCA.  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the U.S. Borrowers or the Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04 Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the U.S. Borrowers and the Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b).  Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to the immediately succeeding sentence, (x) each U.S. Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to such U.S. Borrower U.S. Internal Revenue Service Forms (and such other forms, documentation or other information that would be necessary) that establish a complete exemption from such deduction or withholding and (y) each U.S. Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to or indemnify a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided such U.S. Borrower the Internal Revenue Service Forms (and such other forms, documentation or other information) required to be provided such U.S. Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (B) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04, each U.S. Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.

(ii)           Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to a Borrower any information as reasonably requested by such Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(c)           If the Borrowers pay any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrowers an amount that such Lender shall, in its sole discretion exercised in good faith, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrowers pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrowers are obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses, (iii) nothing in this Section 4.04(c) shall require any Lender to disclose any confidential information to the Borrowers (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(c) at any time during which a Default or Event of Default exists.

SECTION 5. Conditions Precedent to the Effective Date.

This Agreement shall become effective on the date (the “Effective Date”) the following conditions are satisfied:

5.01 Effective Date.

The Administrative Agent shall have received executed counterparts (whether the same or different counterparts) of this Agreement from each Borrower and each of the Lenders who are initially parties hereto.

5.02 Fees, etc.

On the Effective Date, the Borrowers shall have paid to the Administrative Agent, the other Agents and the Lenders all reasonable and documented costs, fees, and expenses (including, without limitation, legal fees and expenses) and other compensation payable to the Administrative Agent, the other Agents and the Lenders in respect of the transactions contemplated by this Agreement to the extent then due.

5.03 Opinions of Counsel.

(a)    On the Effective Date, the Administrative Agent shall have received from James I. Edelson, Esq., General Counsel to the Borrowers and their Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-1 and such other matters as the Administrative Agent may reasonably request.

(b)           On the Effective Date, the Administrative Agent shall have received from White & Case LLP, special New York counsel to the Administrative Agent, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit D-2 and such other matters as the Administrative Agent may reasonably request.

5.04 Corporate Authority.

On the Effective Date, the Administrative Agent shall have received the following documents in form and substance reasonably satisfactory to the Administrative Agent and its legal advisors:

(i) copies certified as true and complete by an officer of each Borrower, of the resolutions of its board of directors and, with respect to OSG Bulk and OSG International, its shareholders evidencing approval of the Credit Documents and authorizing an appropriate officer of officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf;

(ii) copies, certified as true and complete by an officer of each Borrower, of all documents evidencing any other necessary action, approvals or consents with respect to the Credit Documents and the transactions contemplated thereby;

(iii) copies, certified as true and accurate by an officer of each Borrower, of the certificate or articles of incorporation and by-laws or similar constituent document thereof;

(iv) certificate of the jurisdiction of incorporation or formation, as the case may be, of each Borrower as to the good standing thereof; and

(v) a certificate signed by the President, Senior Vice President, Treasurer, Controller or Chief Financial Officer of each of the Borrowers to the effect that (A) no Default or Event of Default shall have occurred and be continuing and (B) the representations and warranties of the Borrowers contained in the Credit Documents are true and accurate as at the date of such certificate.

5.05 Financial Information.

On or prior to the Effective Date, the Lenders shall have received such financial statements and information accurately and fairly representing the financial condition of the Borrowers and their Subsidiaries on a consolidated basis as may be reasonably requested by the Lenders.

5.06 Environmental Claims.

On the Effective Date, the Lenders shall be satisfied that none of the Borrowers nor any Subsidiary is subject to any Environmental Claim which could reasonably be expected to result in a Material Adverse Change.

5.07 Appointment of Process Agent.

On the Effective Date, the Administrative Agent shall have received a duly executed copy of the acceptance by OSG Ship Management, Inc. of its appointment as agent for the service of process for OSG International, which acceptance shall be in such form and substance as may be reasonably satisfactory to the Administrative Agent.

5.08 Officer’s Certificate.

On the Effective Date, the Administrative Agent shall have received a certificate signed by the President, any Senior Vice President or any other duly authorized executive officer of OSG certifying that under applicable law existing on the Effective Date, none of the Borrowers shall be compelled to withhold or deduct any taxes from any amounts to become payable to the Administrative Agent for its own account or for the account of the Lenders.

5.09 Insurance.

On the Effective Date, the Administrative Agent shall have received certificates of insurance or other evidence reasonably satisfactory to it indicating the existence and effectiveness of the insurance required to be maintained by or on behalf of OSG, the Subsidiaries and the Joint Ventures pursuant to Section 8.12 hereof.

5.10 List of Vessels.

On the Effective  Date, the Administrative Agent shall have received a list of vessels (the “Fleet List”) more than 50% owned directly or indirectly by the Borrowers or any Subsidiary on the Effective Date (which list shall describe each Lien on any such vessel).

SECTION 6. Conditions Precedent to the Availability Date and to All Credit Events.

The obligation of each Lender to make Loans (including any Loans made on the Availability Date and each Borrowing Date thereafter), and the obligation of any Issuing Lender to issue any Letter of Credit, is subject to the satisfaction of the following conditions:

6.01 No Default; Representations and Warranties.

On the Availability Date and at the time of each Credit Event and also after giving effect thereto (i) no Default or Event of Default shall exist or be continuing and (ii) the representations and warranties contained in Section 7 hereof shall be true and correct in all material respects as if made on the Availability Date or the date of such Credit Event (as the case may be) by reference to the facts and circumstances then existing.

6.02 Notice of Borrowing; Letter Of Credit Request.

(a)           Prior to the making of each Loan, the Administrative Agent shall have received the Notice of Borrowing required by Section 1.03(a).

(b)           Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.02.

6.03 No Material Adverse Change.

Since December 31, 2010, no Material Adverse Change shall have occurred.

6.04 Refinancing.

On the Availability Date, concurrently with the incurrence of Revolving Loans and the use of proceeds thereof, all commitments under the Existing Credit Agreement shall have been terminated, all loans outstanding thereunder shall have been repaid in full, together with all accrued and unpaid interest thereon, all accrued and unpaid fees thereon shall have been paid in full, all letters of credit issued thereunder shall have been terminated (or cash collateralized or incorporated as Letters of Credit under this Agreement pursuant to Section 2.01(d)) and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full.

6.05 Notes.

If requested by a Lender, the Borrowers shall have duly executed and delivered, for the account of such Lender, the appropriate Note for such Lender, in each case in the amount, maturity and as otherwise provided herein.

The acceptance of the proceeds of each Credit Event shall constitute a representation and warranty by each Borrower to the Administrative Agent and each of the Lenders that all of the applicable conditions specified in Section 5 and in this Section 6 and applicable to such Credit Event have been satisfied as of that time.  All of the applicable Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 7. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans and issue (or participate in) the Letters of Credit, each Borrower makes the following representations, warranties and agreements, in each case on the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letter of Credit, with the occurrence of each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects as if made on the Effective Date and on the date of each such Credit Event by reference to the facts and circumstances then existing.

7.01 Due Organization and Power.

Each of the Borrowers is a corporation duly formed and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation and is duly qualified to do business as a foreign corporation in each jurisdiction wherein the nature of the business transacted thereby makes such qualification necessary, except where failure to so qualify would not result in a Material Adverse Change, has full power and authority and, to the best of its knowledge after due investigation, all material governmental licenses, authorizations, consents and approvals required to carry on its business as now being conducted and to own its properties and has full power and authority to enter into and perform its obligations under the Credit Documents to which it is a party, and has complied with all statutory, regulatory and other requirements relative to such business, property and instruments to which it is a party, or to which its property is subject, other than those agreements for which non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

7.02 Authorization and Consents.

All necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each Borrower to enter into and perform its obligations under the Credit Documents to which it is a party and, to borrow, service and repay the Loans and, as of the Effective Date, no further consents or authorities are necessary for the service and repayment of the Loans or any part thereof.

7.03 No Violation.

Neither the execution and delivery by the Borrowers of the Credit Documents to which it is a party, or any instrument or agreement referred to therein, or contemplated thereby, nor the consummation of the transactions therein contemplated, nor compliance with the terms, conditions and provisions thereof by each of them, will (i) conflict with, or result in a breach or violation of, or constitute a default under the organizational documents of the Borrowers; (ii) conflict with or contravene any applicable law or any material contractual restriction binding on or affecting the Borrowers or any of their respective assets or properties; (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any material obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any material contractual obligation or any material agreement or document to which any of the Borrowers is a party or by which any of the Borrowers or any of their respective assets or properties is bound (or to which any such obligation, agreement or document relates); or (iv) result in any Lien upon any of the Borrowers’ respective material assets or properties.

7.04 Approval; Consents.

All consents, licenses, approvals and authorizations required, whether by statute or otherwise, in connection with the entry into and performance by the Borrowers, and the validity and enforceability against the Borrowers, of the Credit Documents have been obtained and are in full force and effect;

7.05 Financial Statements.

Each of the audited consolidated balance sheet of OSG and its Subsidiaries as at December 31, 2010 and the related audited consolidated statements of operations and retained earnings and cash flows for the fiscal year then ended reported on by PricewaterhouseCoopers LLP and included in OSG’s 2010 Form 10-K, as well as the unaudited consolidated statements of income and retained earnings and cash flows for such three month period then ended on March 31, 2011 as reported on OSG’s March 31, 2011 Form 10-Q, copies of all of which have been furnished to the Administrative Agent, fairly present, in all material respects, the consolidated financial condition of OSG and its Subsidiaries as at such dates and the consolidated results of the operations of OSG and its Subsidiaries for the periods ended on such dates, all in accordance with the GAAP consistently applied.

7.06 Litigation.

No action, suit or proceeding is pending or, to the Borrowers’ knowledge, threatened against any Borrower or any of its Subsidiaries before any court, board of arbitration or administrative agency which would be reasonably likely to result in any Material Adverse Change or which in any manner draws into question the validity or enforceability of the Credit Documents.

7.07 Use of Proceeds; Margin Regulations.

(a)    All proceeds of the Loans may be used only for the following (i) to effect the Refinancing, and/or (ii) from time to time, for working capital and general corporate purposes.

(b)           At the time of each Credit Event occurring on or after the Availability Date, not more than 25% of the value of the assets of OSG and its Subsidiaries subject to the restrictions in Section 9.04(b) will constitute Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X.

7.08 Tax Returns and Payments.

United States Federal income tax returns of OSG and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 2002.  OSG and its Subsidiaries have timely filed with the appropriate taxing authority all United States Federal, state, local and foreign income tax returns and all other material tax or information returns which are required to be filed by them (collectively, the “Tax Returns”).  All of the Tax Returns (and any tax or information return becoming due after the date hereof and on or before the Effective Date) are true and complete in all material respects.  OSG and its Subsidiaries have paid all material federal, state, local and foreign taxes (collectively, the “OSG Taxes”) due pursuant to the Tax Returns or pursuant to any assessment received by OSG or any Subsidiary, other than OSG Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves (in conformity with GAAP consistently applied) shall have been set aside on their books.  The charges, accruals and reserves on the books of OSG and the Subsidiaries in respect of OSG Taxes are adequate in all material respects and in conformity with GAAP consistently applied.  There is no material action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of OSG or its Subsidiaries, threatened in respect of any OSG Taxes for which OSG or any of its Subsidiaries is or may become liable nor has any deficiency or claim for any OSG Taxes been proposed, asserted or, to the knowledge of OSG or its Subsidiaries threatened.  Neither OSG nor its Subsidiaries, has consented to any waivers or extensions of any statute of limitations with respect to the collection or assessment of any OSG Taxes against it.

7.09 Compliance with ERISA.

The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code and no condition exists or event or transaction has occurred in connection with any Plan maintained or contributed to by any member of the ERISA Group or any ERISA Affiliate resulting from the failure of any thereof to comply with ERISA which is reasonably likely to result in any member of the ERISA Group or any ERISA Affiliate incurring any liability, fine or penalty which individually or in the aggregate could result in a Material Adverse Change.  No member of the ERISA Group nor any ERISA Affiliate, individually or collectively, has incurred, or reasonably expects to incur, Withdrawal Liabilities or liabilities upon the happening of a Termination Event the aggregate of which for all such Withdrawal Liabilities or other liabilities exceeds or would exceed $50,000,000.  With respect to any Multiemployer Plan, Multiple Employer Plan or Plan, no member of the ERISA Group nor any ERISA Affiliate is aware of or has been notified that any “variance” from the “minimum funding standard” has been requested (each such term as defined in Part 3, Subtitle B of Title 1 of ERISA).  No member of the ERISA Group nor any ERISA Affiliate has received any notice that any Multiemployer Plan is in reorganization, within the meaning of Title IV of ERISA, which reorganization could result in a Material Adverse Change.

7.10 Subsidiaries.

(a)    Each Material Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to own its properties; and

(b)           On the Effective Date there are no Non-Recourse Subsidiaries.

7.11 Compliance with Laws, etc.

  Each of the Borrowers and their Subsidiaries is in compliance with all applicable laws, except where any failure to comply with any such applicable laws would not, alone or in aggregate, result in a Material Adverse Change.

7.12 Investment Company Act.

Neither OSG nor any of its Subsidiaries is an “investment company” or an “affiliated person” of, or a “promoter” or “principal underwriter” for or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended; neither the making of the Loans nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated hereby, will violate any provision of such act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

7.13 Environmental Matters and Claims.

(a)    OSG and each of its Subsidiaries, when required, will be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to the pollution, pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (i) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”) (except as to all of the above, where the failure to do so would not be reasonably likely to result in a Material Adverse Change);

(b)           OSG and each of its Subsidiaries will when required, have all permits, licenses, approvals, ruling, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and will, when required, be in compliance with all Environmental Approvals required to operate their respective businesses as then being conducted (except where the failure to comply with, obtain or renew such permits, licenses, rulings, variances, exemptions, clearances, consents or other authorizations would not be reasonably likely to result in a Material Adverse Change);

(c)           neither OSG, nor any of its Subsidiaries has received any notice of any claim, action, cause of action, investigation or demand by any Person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability which would be reasonably likely to result in a Material Adverse Change or a requirement to incur investigatory costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties which would be reasonably likely to result in a Material Adverse Change, in each case arising out of, based on or resulting from (i) the presence, or release, or threat of release, of any Materials of Environmental Concern at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs (including permitted deductibles), if any, payable by OSG or any of its Subsidiaries in respect thereof have been paid in full or which are fully covered by insurance);

(d)           to the best of the Borrowers’ knowledge, after due investigation, there are no circumstances that would be reasonably likely to prevent or interfere with compliance with applicable Environmental Laws in the future except as would not reasonably be expected to result in a Material Adverse Change; and

(e)           there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against such Persons the adverse disposition of which would reasonably be expected to result in a Material Adverse Change.

7.14 Insurance.

OSG and its Subsidiaries have insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses.

7.15 OSG International Not Immune.

OSG International is generally subject to suit, and neither OSG International nor any of its properties or assets has any immunity from the jurisdiction of any court or from legal process (whether through service of process or notice of attachment prior to judgment, attachment in aid of execution or otherwise) under laws of the Marshall Islands or any political subdivision thereof.

7.16 Binding Obligations.

The Credit Documents constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights.

7.17 Filings; Stamp Taxes.

It is not necessary for the legality, validity, enforceability or admissibility into evidence of the Credit Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar taxes be paid on or in relation to the Credit Documents.

7.18 No Default.

No Borrower nor any Subsidiary is in default under any material agreement by which it is bound, which default might lead to a Material Adverse Change, or is in default of any Material Financial Obligation.

7.19 Chief Executive Office.

The chief executive office and principal place of business of each of the Borrowers is located at 666 Third Avenue, New York, New York 10017.

7.20  Foreign Trade Control Regulations.

None of the transactions contemplated in this Agreement will violate any of the provisions of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Libyan Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 550, as amended), any of the provisions of the Iranian Transaction Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 560, as amended), any of the provisions of the Iraqi Sanctions Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 575, as amended), any of the provisions of the Federal Republic of Yugoslavia (Serbia and Montenegro) Assets Control Regulations and Bosnia-Serb controlled areas of the Republic of Bosnia and Herzegovina (Title 31, Code of Federal Regulations, Chapter V, Part 585 as amended) or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended).

7.21 Compliance with ISM Code and ISPS Code.

Each of the Borrowers’ and their respective Subsidiaries’ vessels complies with the requirements of the ISM Code and the ISPS Code in all material respects including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto.

7.22 Threatened Withdrawal of DOC, SMC or ISSC.

There is no actual or, to the best of the Borrowers’ knowledge, threatened withdrawal of (a) any document of compliance (DOC) issued to an Operator in accordance with rule 13 of the ISM Code in respect of any of the Borrowers’ or their respective Subsidiaries’ vessels (and, for these purposes, the “Operator” of a vessel shall mean the Person who is concerned with the operation of such vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code) or (b) safety management certificate (SMC) issued in respect of any of the Borrowers’ or their respective Subsidiaries’ vessels in accordance with rule 13 of the ISM Code or (c) the international ship security certificate (ISSC) issued pursuant to the ISPS Code in respect of any of the Borrowers’ or their respective Subsidiaries’ vessels.

7.23 Payment Free of Taxes.

On the Effective Date, all payments made or required to be made by the Borrowers under or pursuant to this Agreement and the Notes can, subject to each non-U.S. Lender complying with its obligations under Section 4.04(b), be made free and clear of, and without deduction or withholding for an account of, any taxes.

7.24 No Material Adverse Change.

Since December 31, 2010, with respect to OSG and its Subsidiaries, there has been no Material Adverse Change.

7.25 No Proceedings to Dissolve.

There are no proceedings or actions pending or contemplated by the Borrowers or, to the best of the Borrowers’ knowledge, contemplated by any third party, to dissolve or terminate any Borrower.

7.26 No Marshall Islands Filing Necessary.

To ensure the enforceability or admissibility in evidence of each Credit Document, it is not necessary that such Credit Document be filed or recorded with any court or other authority in the Marshall Islands or any political subdivision thereof or that any stamp or similar tax be paid hereon or thereon or in respect hereof or thereof other than in connection with a proceeding brought to enforce the same.

7.27 True and Complete Disclosure.

All factual information (taken as a whole) furnished by or on behalf of the Borrowers in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrowers in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time as such information was provided.

7.28 Solvency.

Immediately before and after the Availability Date and each extension of credit hereunder, the Parent and its Subsidiaries taken as a whole will be Solvent.

SECTION 8. Affirmative Covenants.

Each Borrower hereby covenants and agrees that on and after the Effective Date (except that the covenants contained in Section 8.01(a), (b), (d) (e), (f), (g), (h), (i), (j) and (k) shall not be required to be performed or observed until on and after the Availability Date) and until the Total Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Commitment Commission and all other obligations incurred hereunder and thereunder, are paid in full:

8.01 Financial Statements.

The Borrowers shall deliver to the Administrative Agent with sufficient copies for each of the Lenders to be distributed to the Lenders by the Administrative Agent promptly upon receipt thereof:

(a)           as soon as available and in any event within 90 days after the end of each fiscal year of OSG, (i) a consolidated balance sheet of OSG and the Subsidiaries (determined without giving effect to the last sentence of the definition of “Subsidiary”) as of the end of such fiscal year and the related consolidated statements of income and retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, complying in all material respects with all applicable rules and regulations promulgated by the Securities and Exchange Commission, in each case accompanied by an unqualified opinion of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing and (ii) if there are any Non-Recourse Subsidiaries, an unaudited consolidated balance sheet of OSG and the Recourse Subsidiaries as of the end of such fiscal year and the related unaudited consolidated statements of income and retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, together with a letter from the independent public accountants referred to in the foregoing clause (i) confirming the mathematical accuracy of such financial statements and the derivation thereof on a reasonable basis from the audited financial statements referred to in clause (i) of this subsection (a);

(b)           as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of OSG, (i) an unaudited consolidated balance sheet of OSG and the Subsidiaries (determined without giving effect to the last sentence of the definition of “Subsidiary”) as of the end of such fiscal quarter and the related unaudited consolidated statements of income and retained earnings and cash flows for such fiscal quarter and for the portion of OSG’s fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding fiscal quarter and the corresponding portion of OSG’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and compliance in all material respects with all applicable rules and regulations of the Securities and Exchange Commission with respect to interim financial statements and consistency by the chief financial officer or the chief accounting office of OSG and (ii) if there are any Non-Recourse Subsidiaries, an unaudited consolidated balance sheet of OSG and the Recourse Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and retained earnings and cash flows for such fiscal quarter and for the portion of OSG’s fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding fiscal quarter and the corresponding portion of OSG’s previous fiscal year, together with a certificate of the chief financial officer or chief accounting officer of OSG as to the derivation of such financial statements from the financial statements referred to in clause (i) of this subsection (b);

(c)           simultaneously with the delivery of each set of financial statements referred to in clause (a)(i) and (b)(i) above, a compliance certificate of OSG executed by OSG’s chief financial officer, chief accounting officer or controller (i) setting forth in reasonable detail the calculations required to establish whether the Financial Covenants are complied with as of the last day of the fiscal period covered by such financial statements, and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrowers are taking or propose to take with respect thereto;

(d)           simultaneously with the delivery of each set of financial statements referred to in clause (a)(i) above, a statement of the firm of independent public accountants which reported on such statements (i) stating whether anything has come to their attention to cause them to believe that OSG and the Subsidiaries were not in compliance with any of the Financial Covenants on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificates delivered simultaneously therewith pursuant to subsection (c) above or, with respect to the calculations required to derive the amounts referred to in the Financial Covenants, verifying the mathematical accuracy of such calculations;

(e)           within three Business Days after the date on which any executive officer of any of the Borrowers obtains knowledge of (i) any Default or Event of Default, if such Default or Event of Default is then continuing, or (ii) a Material Adverse Change or (iii) any action, suit or proceeding of the type referred to in Section 7.06 hereof, a certificate of the chief financial officer or the chief accounting officer of each of the Borrowers setting forth the details thereof and the action which the Borrowers are taking or propose to take with respect thereto;

(f)           promptly upon the mailing thereof to the shareholders of OSG generally, copies of all financial statements, reports and proxy statements so mailed;

(g)           promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Form 10-K, 10-Q and 8-K (or their equivalents) which OSG shall have filed with the Securities and Exchange Commission;

(h)           as soon as possible, (i) copies of all reports and notices which any member of the ERISA Group or ERISA Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation (“PBGC”) or the U.S. Department of Labor or the sponsor of the Multiemployer Plan or which any member of the ERISA Group or ERISA Affiliate receives from the PBGC or the sponsor of a Multiemployer Plan relating to (A) any Termination Event and (B) with respect to a Multiemployer Plan, any Withdrawal Liability, or any actual or expected reorganization (within the meaning of Title IV of ERISA) or termination of a Multiemployer Plan (within the meaning of Title IV of ERISA) and (ii) a certificate of the chief financial officer or chief accounting officer of OSG setting forth in reasonable detail the calculation of the amount (to the extent then reasonably determinable) of any liability in connection with the foregoing;

(i)           in the event of any change in OSG’s fiscal year, OSG shall as soon as possible, restate such of its consolidated financial statements required to be delivered under this Section 8.01 for such 12 month period as shall be necessary in order to permit the calculation of the financial covenants set forth herein;

(j)           concurrently with the delivery of any compliance certificate under this Section 8.01, (x) a list of vessels more than 50% owned directly or indirectly by the Borrowers and any of their respective Subsidiaries (which list shall be current as of the end of each fiscal year and as of the end of each of the first three fiscal quarters and shall describe (i) each Lien on any such vessel and (ii) the percentage that each vessel is owned by the Borrowers or any of their respective Subsidiaries); provided, however, that the Borrowers shall update such list as soon as practicable (and in any event within 15 Business Days) in the event that there is a change of 10% or more (by number of vessels) in the Borrowers’ fleet of vessels and (y) a list of the Effective Date Assets owned directly or indirectly by the Borrowers and any of their respective Subsidiaries (which list shall be current as of the end of each fiscal year and as of the end of each of the first three fiscal quarters and shall describe (i)  the Book Value of such assets and (ii) the Book Value of such assets that secure Indebtedness of the Borrowers or any of their respective Subsidiaries); and

(k)           from time to time such additional information regarding the financial position, results of operations, business or prospects of OSG and the Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

8.02 Books, Records and Inspections.

(a) Each of the Borrowers shall keep proper books and record of all transactions relating to the business activities of the Borrowers made until all obligations under this Agreement have been satisfied in full.

(b)           Each of the Borrowers shall allow any representative or representatives designated by any Lender, at the risk and expense of such Lender and during normal business hours, subject to applicable laws and regulations, to visit and inspect any properties of the Borrowers or their respective Subsidiaries, and, on prior reasonable notice, to examine the Borrowers’ or Subsidiaries’ books of account, records, reports and other papers (and to make copies thereof and to take extracts therefrom) and to discuss their affairs, finances and accounts with the Borrowers’ and Subsidiaries’ officers and executive employees all at such reasonable times and as often as such Lender reasonably requests.

8.03 Maintenance of Assets.

Each of the Borrowers shall maintain and keep, and procure that each of its Subsidiaries shall maintain and keep, all properties used or useful in the conduct of their respective business in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and will make, or cause to be made, all necessary repairs, renewals and replacements thereof so that the business carried on in connection therewith and every material portion thereof may be properly conducted at all times except where the failure to do so would not be reasonably likely to result in a Material Adverse Change.

8.04 Preservation of Corporate Existence, etc.

OSG shall preserve and maintain, and shall cause each of the Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided that, none of OSG nor any Subsidiary shall be required to preserve any right or franchise, and no Subsidiary (other than OSG Bulk and OSG International) shall be required to maintain its corporate existence if the Board of Directors of OSG or the Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of OSG or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to OSG, OSG and its Subsidiaries on a consolidated basis or the Lenders with respect to their rights hereunder and provided further that OSG Bulk and OSG International may be dissolved provided that all of the assets of OSG Bulk and OSG International, as the case may be, shall be distributed to OSG.

8.05 Consents.

The Borrowers shall without prejudice to the representations and warranties set forth in Section 7 and the other covenants in this Section 8, obtain every consent applicable to it and do all other acts and things which may from time to time be necessary for the continued due performance of all its obligations under the Credit Documents.

8.06 Environmental Matters.

The Borrowers shall promptly upon the occurrence of any of the following conditions, provide to the Administrative Agent (which shall promptly furnish a copy thereof to each Lender) a certificate of an executive officer of OSG, specifying in reasonable detail the nature of such condition and its proposed response or the response of its Environmental Affiliates:  (i) its receipt or the receipt by any of the Subsidiaries or any of their Environmental Affiliates of any communication whatsoever that alleges that such person is not in compliance with any applicable Environmental Law or Environmental Approval, if such non-compliance could reasonably be expected to result in a Material Adverse Change, (ii) knowledge by it, any of the Subsidiaries or any of their Environmental Affiliates that there exists any Environmental Claim pending or threatened against any such person, which could reasonably be expected to result in a Material Adverse Change, or (iii) any release, emission, discharge or disposal of any Materials of Environmental Concern that could form the basis of any Environmental Claim against it, any of the Subsidiaries or any of their Environmental Affiliates if such Environmental Claim could reasonably be expected to result in a Material Adverse Change.  Upon the written request by the Administrative Agent, the Borrowers will submit to the Lenders at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection.

8.07 Payment of Obligations.

Each Borrower shall pay and discharge, or cause to be paid and discharged, or shall cause each Subsidiary to pay and discharge at or before maturity, all their respective obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges or levies imposed upon them, the Subsidiaries or their respective income or property prior to the date upon which penalties attach thereto which, if not paid, could reasonably be expected to result, either singularly or in the aggregate, in a Material Adverse Change; provided, however, that the Borrowers shall not be required to pay and discharge, or cause to be paid and discharged, any such obligation, liability, tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings and they or the relevant Subsidiary or Subsidiaries shall maintain in accordance with GAAP appropriate reserves with respect thereto.

8.08 Compliance with Agreements, Statutes, etc.

Each of the Borrowers shall do or cause to be done all things necessary to comply with all material contracts or agreements to which any of the Borrowers is a party, and all laws and the rules and regulations thereunder, applicable to the Borrowers or any of the Subsidiaries or their conduct of their business including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters except where the failure to do so would not be reasonably likely to result in a Material Adverse Change.

8.09 Performance of Agreement

Each of the Borrowers shall duly perform and observe the terms of the Credit Documents to which it is a party.

8.10 Notice of Default.

Each of the Borrowers shall inform the Administrative Agent (which shall promptly, and in any event within three Business Days, notify the Lenders) of the occurrence of (i) any Default or Event of Default, (ii) any litigation or governmental proceeding pending or threatened against OSG or any Subsidiary which in any manner draws into question the validity or enforceability of any Credit Document or which could reasonably be expected to result in a Material Adverse Change and (iii) any other event or condition of which it becomes aware which is reasonably likely to result in a Material Adverse Change, in each case, promptly, and in any event within three Business Days after becoming aware of the occurrence thereof.

8.11 Rating Change.

Each of the Borrowers shall within 72 hours after any officer of OSG becomes aware of any change in the rating by Moody’s or S&P of OSG’s publicly-traded senior unsecured long-term debt securities, give notice of such change to the Administrative Agent.

8.12 Insurance.

Each of the Borrowers shall cause each Subsidiary, determined without giving effect to the last sentence of the definition of Subsidiary, to maintain and use its commercially reasonable efforts to cause each Joint Venture to maintain, with financially sound and reputable insurance companies (which may include protection and indemnity clubs) (i) in the case of OSG or any such Subsidiary or Joint Venture which engages in any Shipping and Related Businesses or in any business in products related to oil, including without limitation, owning, leasing or chartering any ship engaged in the transport of oil or related products, oil pollution insurance covering risks in the maximum amount available in accordance with standard industry practice or, if such insurance is not available at reasonable cost after taking into account the level of exposure to which OSG, the Subsidiaries and the Joint Ventures may be subject, such other amounts as are usually insured against by companies of established repute engaged in the same or similar business from time to time and (ii) such other insurance on all their respective properties in at least such amounts as are usually insured against by companies of established repute engaged in the same or similar business from time to time.

8.13 Shipping Management.

Each of the Borrowers shall at all times cause all vessels owned by the Borrowers and their Subsidiaries to be managed by one or more of the following shipping management companies (or another shipping management company reasonably acceptable to the Administrative Agent):

(a)           OSG or any Subsidiary or affiliate of OSG, including OSG Ship Management, Inc., OSG Ship Management (UK) Ltd and OSG Ship Management (GR) Ltd;

(b)           V Ships Ltd.;

(c)           Thome Ship Management Pte Ltd.;

(d)           Wilhelmsen Ship Management;

(e)           Columbia Ship Management;

(f)           Bernard Schulte Shipmanagement (IoM) Ltd.;

(g)           Anglo Eastern Ship Management;

(h)           Goodwood Ship Management Pte Ltd; or

(i)           Antares Naviera SA.

8.14 Book Value.

Each of the Borrowers shall at all times use valuation procedures to determine Book Value which are consistent with GAAP consistently applied.

8.15 Exchange Listing.

OSG shall remain listed on the New York Stock Exchange, NASDAQ or such other exchange as is satisfactory to the Lenders.

8.16 Ownership of OSG Bulk and OSG International.

The Borrowers shall except as otherwise contemplated herein, cause each of OSG Bulk and OSG International to be direct or indirect wholly-owned Subsidiaries of OSG (excluding only director’s qualifying shares).

8.17 Agent for Service of Process.

OSG shall cause OSG International to maintain at all times OSG Ship Management, Inc., or another agent reasonably acceptable to the Administrative Agent, as its agent for service of process in the State of New York and shall cause any other such agent to execute and deliver to OSG and the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent, accepting such agency, prior to or concurrently with such other agent’s acceptance of its appointment as agent for service of process for OSG International.

SECTION 9. Negative Covenants.

The Borrowers hereby covenant and agree that on and after the Effective Date (except that the covenant contained in Section 9.04(b) shall not be required to be performed or observed until the date occurring on the last day of the fiscal quarter ending immediately prior to the Availability Date) and until all Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Commitment Commission and all other Obligations incurred hereunder and thereunder, are paid in full:

9.01 Liens

The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrowers or any of their respective Subsidiaries except where the purchaser of such accounts receivable is a Borrower or a Subsidiary of a Borrower), or assign any right to receive income or knowingly permit the filing of any financing statement under the UCC or by way of security any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)           Statutory and other like Liens arising in the ordinary course of business unrelated to borrowed money and securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

(ii)           Liens arising from judgments, decrees or attachments not covered by insurance, so long as the obligations in connection therewith do not exceed $50,000,000;

(iii)           Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule III (the “Existing Liens”), provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding on the Effective Date, less any repayments of principal thereof; and

(iv)           other Liens incurred after the Effective Date provided the Parent and its Subsidiaries are in pro forma compliance with the Financial Covenants and the covenant described in Section 9.04(b) below after giving effect to the incurrence thereof.

In connection with the granting of Liens described above in this Section 9.01 by the Borrowers or any of their Subsidiaries, the Administrative Agent shall be authorized to take any actions deemed appropriate by it in connection therewith.

9.02 Consolidation, Merger, Sale of Assets, etc.

(i)  Subject to the last proviso to section 8.04, none of the Borrowers will wind up, liquidate or dissolve its affairs or convey, sell, lease or otherwise dispose of all or substantially all of its consolidated assets (or agree to do any of the foregoing at any future time) and (ii) the Borrowers will not, and will not permit any of their respective Subsidiaries to enter into any transaction of merger or consolidation, (or agree to do any of the foregoing at any future time) unless:

(i)           at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(ii)           the surviving entity shall assume all liabilities and obligations of the parties thereto, provided that (a) the Borrowers shall have provided to the Administrative Agent not less than 10 Business Days prior to such consolidation or merger (1) a certificate declaring that no Default or Event of Default exists or would exist or would result from the intended consolidation or merger and (2) pro forma financial statements of the surviving entity together with a compliance certificate demonstrating compliance with all the Financial Covenants; and (b) the surviving entity shall have made to the Lenders the same representations and warranties as were made by the Borrowers in this Agreement; and

(iii)           in the case of a merger or consolidation of the Parent, the surviving entity must be organized under the laws of a jurisdiction which will not result in the making or maintenance of credit under this Agreement by any Lender being illegal.

9.03 Sale and Leaseback Transactions.

The Borrowers will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction unless (i) no Default or Event of Default exists or would result therefrom and (ii) the Parent and its Subsidiaries will remain in pro forma compliance with the Financial Covenants and the covenants set forth in Section 9.04(b) below after giving effect thereto.

9.04 Indebtedness.

(a)    The Borrowers will not, and will not permit any of their Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness except:

(i)    Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)           Indebtedness of the Parent and its Subsidiaries so long as (x) the Parent and its Subsidiaries are in pro forma compliance with the Financial Covenants after giving effect to the incurrence thereof and (y) no Default or Event of Default exists at the time of incurrence thereof or would result therefrom (it being understood that any Indebtedness of a Subsidiary existing at the time such Subsidiary is acquired will be deemed to be incurred at the time of such acquisition);

(iii)           Indebtedness outstanding on the Effective Date as listed on Schedule IV hereto (the “Existing Indebtedness”);

(iv)           Unsecured loans and advances among the Borrowers and their Subsidiaries; provided that any loans or advances owed by a Borrower to a Subsidiary that is not a Borrower will be subordinated to the obligations owed under this Agreement; and

(v)           Indebtedness of the Parent or any of its Subsidiaries under performance guaranties and standby letters of credit issued in the ordinary course of business, in each case not supporting Indebtedness.

(b)           Notwithstanding clause (a) above, neither the Borrowers nor any of their Subsidiaries shall incur any Indebtedness secured by any Effective Date Assets if after giving effect to such incurrence, the aggregate Book Value of the Effective Date Assets which secure Indebtedness exceeds 30% of the aggregate Book Value of the Effective Date Assets which are owned by the Borrowers and their Subsidiaries on the date of such incurrence.  For purposes of this clause (b), Effective Date Assets owned by a Subsidiary which has incurred Indebtedness, or the stock or obligations of which have been assigned to secure Indebtedness (directly or indirectly), shall be deemed to secure Indebtedness and shall have a Book Value equal to the lesser of (x) two times of the amount of such Indebtedness and (y) the aggregate Book Value of such Effective Date Assets.

9.05 Investments in Joint Ventures.

The Borrowers will not, and will not permit any Subsidiary to, make any Investment in any Joint Venture (other than Investments listed on Schedule V hereto (“Existing Investments”)) on any date if, immediately after giving effect to such Investment, the aggregate amount of all such Investments made by OSG and its Subsidiaries after December 31, 2010 would exceed 30% of Total Assets based on the most recent consolidated balance sheet of OSG (it being understand that at the time any Subsidiary ceases to be a Subsidiary, any remaining Investment in such Person held by the Borrowers and its Subsidiaries will be deemed an Investment in a Joint Venture in an amount equal to the Book Value of such remaining Investment).

9.06 Transactions with Affiliates.

The Borrowers will not, and will not permit any Subsidiary to, enter into or become party to any material transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except pursuant to the reasonable requirements of such Borrower’s or Subsidiary’s business and upon terms which are fair and reasonable and in the best interests of such Borrower or such Subsidiary.

9.07 Maximum Leverage.

OSG shall not permit the ratio of Funded Indebtedness to Total Capitalization on the last day of any fiscal quarter to be greater than 0.60 to 1.00.

9.08 Minimum Net Worth.

OSG shall not permit Tangible Net Worth on the last day of any fiscal quarter to be less than $1,200,000,000.

9.09 Minimum Unencumbered Assets.

OSG shall not permit the ratio of Unencumbered Tangible Assets to Unsecured Debt on the last day of any fiscal quarter to be less than 1.5 to 1.0.

9.10 Other Limitations.

OSG will not (i) change its fiscal year end or (ii) materially alter the nature of the business undertaken by it and its Subsidiaries (taken as a whole) as at the Effective Date, in either case, without the Required Lenders’ prior written approval.

9.11 Dividends.

OSG shall not declare or pay any Dividends in cash if a Default or Event of Default then exists at the time such Dividends are declared or paid or if a Default or Event of Default would result therefrom.

SECTION 10. Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01 Payments.

(a)  Any non-payment of principal due under this Agreement or any Note on the due date therefore, unless failure to pay is caused by administrative or technical error and payment is made within three Business Days of the due date; or

(b)           Any non-payment of interest or any other amount (other than principal) due under this Agreement or any Note within three Business Days of the due date therefor; or

10.02 Representations, etc.

Any representation, warranty or other statement made by any Borrower in this Agreement or in any other instrument, document or other agreement delivered in connection therewith proves to have been untrue or misleading in any material respect as at the date as of which it was made, unless circumstances giving rise to such misrepresentation are capable of remedy and are remedied within 15 days after the earlier of the Administrative Agent giving notice to OSG requiring such remedy and the relevant Borrower becoming aware of the misrepresentation; or

10.03 Covenants.

(a)    One or more of the Borrowers defaults in the performance or observance of the covenants contained in Sections 8.10 or 8.13; or

(b)           OSG defaults in the performance or observance of any Financial Covenant; or

(c)           One or more of the Borrowers defaults in the performance of any term, covenant or agreement contained in this Agreement or in the Notes, or in any other instrument, document or other agreement delivered in connection therewith, in each case other than an Event of Default referred to elsewhere in this Section 10, and such default continues unremedied for a period of (x) in the case of the covenants contained in Sections 9.01 through 9.06 and Sections 9.10 and 9.11, 15 days, and (y) in the case of any term, covenant or agreement contained in this Agreement or in the Notes, or in any other instrument, document or other agreement delivered in connection therewith (in each case other than an Event of Default referred to elsewhere in this Section 10), 30 days, in each case after written notice thereof has been given to the Borrowers by the Administrative Agent at the request of any Lender unless the Borrowers are diligently pursuing a remedy of such Default provided such Default is, in the determination of the Lenders capable of being remedied within a reasonable period of time (and in any event within 15 days in the case of clause (x) above and 30 days in the case of clause (y) above) without adversely affecting the Lenders’ rights hereunder or under the Notes and such Default is in fact so remedied; or

10.04 Default Under Other Agreements.

Any Borrower or any Subsidiary defaults under (i) any Material Financial Obligation or (ii) any other material contract or agreement to which it is a party or by which it is bound and, in the case of this (ii), such default could reasonably be expected to result in a Material Adverse Change or any event or condition occurs that enables or permits (with or without the giving or notice of the lapse of time, or both) the holder or holders of Material Financial Obligations of OSG or any Subsidiary or any agent or trustee on their behalf to accelerate Indebtedness; or

10.05 Bankruptcy, etc.

 Any of the Borrowers or Material Subsidiaries commences any proceedings relating to any substantial portion of its property under any reorganisation, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction, whether now or hereafter in effect (a “Proceeding”), or there is commenced against any thereof any Proceeding and such Proceeding remains undismissed or unstayed for a period of 60 days; or any thereof by any act indicates consent to or approval of or acquiescence in any Proceeding or to the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or any substantial portion of its property; or

10.06 ERISA.

Any member of the ERISA Group or any ERISA Affiliate shall (i) fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it or they shall have become liable to pay under Title IV of ERISA or (ii) any member of the ERISA Group or any ERISA Affiliate, individually or collectively, shall incur, or shall reasonably expect to incur, any Withdrawal Liability or liability upon the happening of a Termination Event and the aggregate of all such Withdrawal Liabilities and such other liabilities shall be in excess of $50,000,000; or

10.07 Judgments.

Any judgment or order is made the effect of which would be to render invalid this Agreement or the Notes or any material provision thereof or any Borrower asserts that any such agreement or provision thereof is invalid; or judgments or orders for the payment of money in excess of $50,000,000 in the aggregate for OSG and all Subsidiaries (or its equivalent in any other currency) shall be rendered against OSG and/or any of the Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 consecutive days and action shall legally be taken by the judgment creditor to attach or levy upon assets of OSG or its Subsidiary to enforce such judgment; or

10.08 Impossibility, Illegality.

It becomes impossible or unlawful for the Borrowers to fulfil any of the covenants and obligations contained in this Agreement or in the Notes, or for any of the Lenders to exercise any of the rights vested in any of them under this Agreement or the Notes and such impossibility or illegality, in the reasonable opinion of such Lender, will have a Material Adverse Change on any of its rights under this Agreement or the Notes or on any of its rights to enforce any thereof; or

10.09 Inability to Pay Debts.

Any Borrower or Material Subsidiary is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any Indebtedness of any thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrowers as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and (iv) direct the Borrowers to pay (and the Borrowers jointly and severally agree that upon receipt of such notice, or upon the occurrence and during the continuance of an Event of Default specified in Section 10.05, it will pay) to the Administrative Agent at the Payment Office such additional amount of cash, to be held as security by the Administrative Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the Borrowers.

SECTION 11. Definitions and Accounting Terms.

11.01 Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Cost Rate” shall have the meaning provided in Schedule V hereto.

“Additional Lender” shall have the meaning provided in Section 1.14(c).

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, Controls such Person (a “Controlling Person”) or (ii) any Person (other than such Person or a Subsidiary of such Person) which is Controlled by or is under common Control with a Controlling Person and, for these purposes, “Control” shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and “Controls” and “Controlled” shall be construed accordingly).

“Agents” shall mean, collectively, the Administrative Agent, the Bookrunners and Mandated Lead Arrangers as described on the cover page hereto.

“Aggregate RL Exposure” shall mean, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans then outstanding (for this purpose, using the Dollar Equivalent of each Alternate Currency Revolving Loan then outstanding), (ii) the Letter of Credit Exposure, and (iii) the Swingline Loan Exposure.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Alternate Currency” shall mean each of Euros, Swiss Francs and Japanese Yen.

“Alternate Currency Outstandings” shall at any time mean the aggregate principal amount of Loans denominated in Alternate Currencies then outstanding plus the amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, an incurrence of Loans) which are denominated in Alternate Currencies.

“Alternate Currency Revolving Loans” shall mean each Revolving Loan denominated in an Alternate Currency.

“Alternate Currency Sublimit” shall mean an amount equal to 50% of the Total Commitment as then in effect.

“Applicable Margin” shall mean a percentage per annum equal to 2.75%.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit F (appropriately complete).

“Associated Costs Rate” shall mean the percentage rate per annum to be charged in addition to the interest rate which is intended to compensate each Lender for the cost to such Lender of compliance with (a) the cash ratios and special deposit requirements of the Bank of England and/or the banking supervision or other costs imposed by the UK Financial Services Authority (or in either case, any other authority which replaces all or any of its functions), determined in accordance with Schedule VI hereto, and (b) any reserve asset requirements of the European Central Bank.

“Attributable Debt” shall mean, as of the date of any determination thereof, in connection with any Sale and Leaseback Transaction which is not permitted pursuant to this Agreement, the lesser of (i) the sum of the Fair Market Value of any vessels subject to such transaction and the fair market value of any non-vessel assets subject to such transaction or (ii) the present value (computed in accordance with GAAP at the imputed rate of interest used in such transaction) of the obligation of a lessee in such transaction for Rentals during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Availability Date” shall mean February 8, 2013 or such other date on or before February 12, 2013 (but not earlier than February 8, 2013) (or if such day is not a Business Day, the immediately succeeding Business Day) on which all conditions precedent set forth in Section 6 have first been satisfied.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Book Value” shall mean, as of the date of any determination thereof, for any asset of OSG or any of its Subsidiaries, the value at which such asset is recorded and reported by OSG in its consolidated financial statements in accordance with GAAP, consistently applied.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of Loans from all the Lenders (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement) having Commitments on a given date having, in the case of Loans, the same Interest Period.

“Borrowing Date” shall mean the Availability Date and each date on or after the Availability Date and prior to the Final Maturity Date on which a Borrowing occurs.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for general business in New York and London and: (a) in relation to any date for payment or purchase of Yen, Tokyo; (b) in relation to any date for payment or purchase of euro, any TARGET Day; or (c) in relation to any date for payment or purchase of Swiss Francs, Zurich.

“Capitalized Lease” of any Person shall mean any lease or other arrangement conveying the right to use real or personal property where the obligations for Rentals are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capitalized Rentals” of any Person shall mean, as of the date of any determination thereof, the capitalized amount of all Rentals due and to become due under all Capitalized Leases of such Person, as lessee, reflected as a liability on the balance sheet of such Person.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), and (ii) time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000, and rated at least A or the equivalent thereof by S&P or another reputable ratings agency in respect of (ii) above, in each case having maturities of less than three months from the date of acquisition.

“Change of Control” shall mean, the occurrence of any of the following events:

(i)           any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Parent’s voting stock;

(ii)           the replacement of a majority of the Board of Directors of the Parent over a two-year period from the directors who constituted the Board of Directors of the Parent at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Parent then still in office who either were members of such Board of Directors at the beginning of such period or whose election as members of such Board of Directors was previously so approved;

(iii)           the adoption of a plan relating to the Parent’s liquidation or dissolution; or

(iv)           the Parent merges or consolidates with or into another Person or another Person merges with or into the Parent, or the sale of all or substantially all the Parent’s assets (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Parent’s voting stock immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the debt securities and a Subsidiary of the transferor of such assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto as the same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.12 or 13.04(b).

“Commitment Commission” shall have the meaning provided in Section 3.01(a).

“Commitment Increase” shall have the meaning provided in Section 1.14(a).

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement and each Note.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrowers and any other Subsidiary of the Parent which at any time executes and delivers any Credit Document.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 1.07(c).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Derivatives Obligations” shall mean, as to any Person, any obligation of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Dividend” shall mean any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of a Person now or hereafter outstanding, except a dividend payable solely in shares of common stock.

“Dollar Equivalent” shall mean, at any time for the determination thereof, with respect to an amount of an Alternate Currency (or another foreign currency), the amount of Dollars which could be purchased with such amount of such Alternate Currency (or such other foreign currency, as applicable) at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date; provided, however, that for purposes of (i) determining compliance with Sections 1.01(a), 1.01(b), 2.01(c), 2.02(c), 2.03(a), 2.04(c), 4.01 and 4.02(a) and (ii) calculating Fees pursuant to Section 3.01, the Dollar Equivalent of any amounts denominated in (or with respect to) an Alternate Currency shall be revalued on a monthly basis using the spot exchange rates therefor as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the first Business Day of each calendar month, although if, at any time during a calendar month, the Aggregate RL Exposure (for the purposes of the determination thereof, using the Dollar Equivalent as recalculated based on the spot exchange rate therefor as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the respective date of determination pursuant to this exception) would exceed 85% of the Total Commitment as then in effect, then at the discretion of the Administrative Agent or at the request of the Required Lenders, the Dollar Equivalent shall be reset based upon the spot exchange rates on such date as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent), which rates shall remain in effect until the first Business Day of the immediately succeeding calendar month or such earlier date, if any, as the rate is reset.  Notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the Dollar Equivalent of any amounts outstanding under the Credit Documents in an Alternate Currency in its sole discretion.  The Administrative Agent shall promptly notify OSG and each Lender of each determination of the Dollar Equivalent for each outstanding Alternate Currency Revolving Loan, each outstanding Swingline Loan denominated in Euros and for Letter of Credit Outstandings denominated in currencies other than Dollars.

“Dollar Revolving Loan” shall mean all Revolving Loans incurred in Dollars.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Drawing” has the meaning provided in Section 2.04(b).

“Effective Date” shall have the meaning provided in Section 5.

“Effective Date Assets” shall mean assets owned, directly or indirectly by the Borrowers and their Subsidiaries as of December 31, 2010 other than “Investments in Joint Ventures” and “Intangible Assets”, as reflected on OSG’s consolidated balance sheet as at such date; provided that on any date for the determination thereof, (i) current assets shall be deemed to be Effective Date Assets to the extent the aggregate Book Value thereof on such date is $600,000,000 or less, (ii) assets that are not wholly-owned by the Borrowers or their Subsidiaries shall be valued by multiplying the Book Value of such assets by the ownership percentage of the Borrowers or their Subsidiaries in such asset and (iii) following the Availability Date with the prior written consent of the Administrative Agent (which consent will not be unreasonably withheld or delayed), OSG may substitute the Book Value of Effective Date Assets with the Book Value of Substitute Assets for purposes of determining compliance with Section 9.04(b). On the Effective Date, Effective Date Assets include, without limitation, the vessels listed on Schedule VIII hereto.

“Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Effective Date or other “accredited investor” (as defined in Regulation D of the Securities Act).

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Affiliate” shall mean any person or entity whose liability for Environmental Claims has been assumed by contract or operation of law by OSG or any of the Subsidiaries.

“Environmental Approvals” shall have the meaning set forth in Section 7.13(b).

“Environmental Claim” shall have the meaning set forth in Section 7.13(c).

“Environmental Law” shall have the meaning set forth in Section 7.13(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean a trade or business (whether or not incorporated) which is under common control with any Borrower within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Group” shall mean OSG and its Subsidiaries.

“Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty.

“Event of Default” shall have the meaning provided in Section 10.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” shall mean the credit agreement dated February 9, 2006, among, inter alia, the Borrowers, various lenders and DnB NOR Bank ASA, New York Branch, as administrative agent, as amended, modified or otherwise supplemented from time to time prior to the date hereof.

“Existing Indebtedness” shall have the meaning provided in Section 9.04(a)(iii).

“Existing Investments” shall have the meaning provided in Section 9.05.

“Existing Letter of Credit” shall have the meaning provided in Section 2.01(d).

“Existing Liens” shall have the meaning provided in Section 9.01(iii)

“Facing Fee” shall have the meaning provided in Section 3.01(c).

“Fair Market Value” shall mean, in respect of any vessel, the average of two sets of appraised values of such vessel as determined by two independent brokers chosen from a list of brokers to be agreed, such vessel to be valued on a stand alone basis, free and clear of any liens, charters or other encumbrances and with no value given to any pooling arrangements.  One broker shall be selected by the Borrowers and one broker shall be selected by the Administrative Agent.  No appraisal shall be dated more than 30 days prior to the date as of which the relevant calculation or determination is made or required to be made pursuant to this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as in existence on the Effective Date (and any amended or successor version that is substantively identical, provided that any such amended or successor version imposes criteria that are no more onerous than those contained in such Sections as in existence on the Effective Date) and the regulations promulgated thereunder or published administrative guidance implementing such Sections.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Final Maturity Date” shall mean December 31, 2016.

“Financial Covenants” shall mean the covenants described in Sections 9.07, 9.08 and 9.09.

“Fleet List” shall have the meaning provided in Section 5.10.

“Funded Indebtedness” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (including the Loans) of OSG and its Subsidiaries on a consolidated basis.

“GAAP” means, at any time, generally accepted accounting principles in the United States, except that (so long as the Statement of Financial Accounting Standards No. 94 (or any substantially similar successor statement) is in effect), with respect to the financial statements of OSG and its Subsidiaries, the failure to consolidate Non-Recourse Subsidiaries shall be deemed to be in accordance with such principles.

“Incremental Amendment” shall have the meaning provided in Section 1.14(c).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Rentals of such Person, (v) all Contingent Obligations of such Person, and (vi) all obligations under any interest rate protection agreement, any other hedging agreement or under any similar type of agreement.  Notwithstanding the foregoing, Indebtedness shall not include (a) Non-Recourse Debt or (b) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Individual Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender and then outstanding (for this purpose, using the Dollar Equivalent of each Alternate Currency Revolving Loan then  outstanding), (b) such Lender’s Percentage in the aggregate principal amount of all Swingline Loans (for this purpose, using the Dollar Equivalent of each Swingline Loan denominated in Euros then outstanding) then outstanding and (c) such Lender’s Percentage in the aggregate amount of all Letter of Credit Outstandings (for this purpose, using the Dollar Equivalent for all Letters of Credit denominated in a currency other than Dollars) at such time.

“Intangible Assets” shall mean, as of the date of any determination thereof, goodwill, patents, trade names, trademarks, copyrights, franchises, and such other assets as are properly classified as “intangible assets” in accordance with GAAP, plus unamortized debt issuance costs.

“Interest Determination Date” shall mean, with respect to any Revolving Loan, the second Business Day prior to the commencement of any Interest Period relating to such Revolving Loan, unless market practice differs in the relevant interbank market for an Alternative Currency in which case the Interest Determination Date for that Alternate Currency will be determined by the Administrative Agent in accordance with the market practice of such relevant interbank market.

“Interest Period” shall have the meaning provided in Section 1.08.

“Investments” shall mean all investments, regardless of the form of consideration paid therefor, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; provided, however, that “Investments” shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

“ISM Code” shall mean the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention.

“ISPS Code” shall mean the International Ship and Port Facility Code adopted by the International Maritime Organization at a conference in December 2002 and incorporated into the Safety of Life at Sea Convention and, in each case, shall include any amendments or extensions thereto and any regulation issued pursuant thereto.

“Issuing Lender” shall mean DnB NOR Bank ASA, New York Branch and any Lender (which, for purposes of this definition, also shall include any banking affiliate of any Lender which has agreed to issue Letters of Credit under this Agreement) which at the request of the Borrowers and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2.01.

“Joint Venture” means at any date any person (other than a Subsidiary of OSG) in which OSG or any Subsidiary has an ownership interest or profits or loss which would be accounted for in the consolidated financial statements of OSG and its consolidated Subsidiaries by the equity method if such statements were prepared as of such date.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to Section 1.12 or 13.04(b).

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.03(a), (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent, the Swingline Lender, any Issuing Lender and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 1.01(a), (b) or (c) or Section 2, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Sections 1.12 (with respect to clause (i) below only) and 1.13 and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such Lender with respect to its funding obligations under any two or more other credit facilities to which it is a party and which the Swingline Lender, any Issuing Lender or the Administrative Agent reasonably believes in good faith has occurred and is continuing, and (iv) the failure of such Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.03(c) within three (3) Business Days of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Majority Lenders with Commitments has or have, as applicable, funded its or their portion thereof.

“Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 1.13(a)(ii).

“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings (for this purpose, using the Dollar Equivalent of each Letter of Credit denominated in a currency other than Dollars) at such time in respect of Letters of Credit. The Letter of Credit Exposure of any Lender at any time shall be its Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings.

“Letter of Credit Request” shall have the meaning provided in Section 2.02(a).

“LIBOR Rate” shall mean, with respect to any Interest Period and any Loan, the rate per annum determined by the Administrative Agent to be equal to the rate of interest for deposits in the Permitted Currency of the relevant Loan for a period equal to the number of days in such Interest Period which appears as of 11:00 A.M. (London time) on the LIBOR Reference Date for such Interest Period, as displayed on page LIBOR01 of the Reuters screen (or such other page which may replace such page) in the case of United States Dollars, Euro, British Pound Sterling or Japanese Yen or page LIBOR02 of the Reuters screen (or such other page which may replace such page) in the case of Swiss Francs, on such system or any other system of the information vendor being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association Recommended Terms and Conditions dated August 1985) (the “Screen Rate”) or (ii) if no rate is so displayed at such time, LIBOR shall be equal to the arithmetic mean (rounded upwards if necessary to four decimal places) of the rates respectively quoted to the Administrative Agent by each of the reference banks chosen from time to time by the British Bankers’ Association for the purpose of establishing interest settlement rates as the offered rates for deposits of the relevant Permitted Currency (the “Reference Banks”) in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such Interest Period to prime banks in the London interbank market at or about 11:00 A.M. (London time) on the LIBOR Reference Date for such Interest Period.

“LIBOR Reference Date” shall mean the day on which banks in the London interbank market generally will provide quotations for deposits in the relevant Permitted Currency.

“Lien” shall mean, with respect to any asset, any interest in such asset securing an obligation owed to, or a claim by, a Person other than the owner of the asset, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, title retention agreement or trust receipt or a lease, consignment or bailment for security purposes or any arrangement having substantially the same economic effect as any of the foregoing.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, any purchase options or calls, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affected property.  For the purposes of this Agreement, OSG or any of its Subsidiaries shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

“LNG” shall mean liquefied natural gas.

“Loan” shall mean each Revolving Loan (including each Revolving Loan incurred pursuant to a Commitment Increase) and each Swingline Loan.

“Majority Lenders” shall mean, at any time, Lenders the sum of whose outstanding Commitments at such time (or, after the termination thereof, outstanding Revolving Loans (or, in the case of Alternate Currency Revolving Loans, the Dollar Equivalent thereof) and Percentages of (x) outstanding Swingline Loans (or, in the case of Swingline Loans denominated in Euros, the Dollar Equivalent thereof) at such time and (y) Letter of Credit Outstandings (or, in the case of Letters of Credit denominated in a currency other than Dollars, the Dollar Equivalent thereof) at such time) represents an amount greater than 50% of the sum of all outstanding Commitments in effect at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans (or, in the case of Alternate Currency Revolving Loans, the Dollar Equivalent thereof) (of Lenders and the aggregate Percentages of all Lenders of the total outstanding Swingline Loans (or, in the case of Swingline Loans denominated in Euros, the Dollar Equivalent thereof) and Letter of Credit Outstandings (or, in the case of Letters of Credit denominated in a currency other than Dollars, the Dollar Equivalent thereof) at such time).

“Mandatory Borrowing” shall have the meaning provided in Section 1.01(c).

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Disruption Event” shall mean with respect to any Tranche:

(i)           if, at or about noon on the Interest Determination Date for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine the LIBOR Rate for the relevant Interest Period;

(ii)           if, at or about noon on the Interest Determination Date, the Administrative Agent, in its sole discretion, determines that means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Overnight Offered Rate; or

(iii)           before close of business in New York on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notice from a Lender or Lenders the sum of the outstanding Commitments of which (or, after the termination of the Commitments, the Revolving Loans) in the aggregate exceed 50% of the Commitments (or, after the termination of the Commitments, the Revolving Loans) that (x) the cost to such Lender(s) of obtaining funding from whatever source such Lender(s) may select for the relevant Interest Period would be in excess of the LIBOR Rate for such Interest Period or (y) such Lender(s) are unable to obtain funding in the London interbank market.

“Material Adverse Change” shall mean the occurrence of an event or condition which (a) materially impairs the ability of OSG and its Subsidiaries to meet or perform any of their obligations with regard to (i) this Agreement and the financing arrangements established in connection therewith or (ii) any of their respective other obligations that are material to OSG and its Subsidiaries considered as a whole or (b) materially impairs the rights of or benefits or remedies available to the Lenders under this Agreement.

“Material Financial Obligations” shall mean a principal or face amount of Indebtedness (in the case of Derivatives Obligations, determined in respect of any counterparty on a net basis), in each case, of OSG and/or of one or more of its Subsidiaries, and arising in one or more related or unrelated transactions, exceeding in the aggregate $50,000,000 (or its equivalent in any other currency).

“Material Subsidiary” shall mean, at any date, each of the following: (i) any Subsidiary of OSG (other than OSG Bulk and OSG International) which owns, leases or charters any vessel on such date and/or (ii) any Subsidiary or Subsidiaries of OSG the assets of which, individually or in the aggregate, had an aggregate book value (net of depreciation) as of the date of the consolidated balance sheet of OSG and its Subsidiaries most recently delivered or required to be delivered to the Administrative Agent under this Agreement prior to such date, in excess of the lesser of (x) $69,000,000 and (y) 2% of the aggregate Book Value (net of depreciation)  of all assets of OSG and its Subsidiaries as of the date of such balance sheet.

“Materials of Environmental Concern” shall have the meaning set forth in Section 7.13(a) herein.

“Maximum Swingline Amount” shall mean $100,000,000.

“Minimum Borrowing Amount” shall mean (i) for Revolving Loans, $10,000,000 (using the Dollar Equivalent thereof in the case of Alternate Currency Revolving Loans) and (ii) for Swingline Loans, $5,000,000.

“Modified Required Lenders” shall mean, at any time, Lenders the sum of whose outstanding Commitments at such time (or, after the termination thereof, outstanding Revolving Loans (or, in the case of Alternate Currency Revolving Loans, the Dollar Equivalent thereof) and Percentages of (x) outstanding Swingline Loans (or, in the case of Swingline Loans denominated in Euros, the Dollar Equivalent thereof) at such time and (y) Letter of Credit Outstandings (or, in the case of Letters of Credit denominated in a currency other than Dollars, the Dollar Equivalent thereof) at such time) represents an amount greater than 85% of the sum of all outstanding Commitments in effect at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans (or, in the case of Alternate Currency Revolving Loans, the Dollar Equivalent thereof) (of Lenders and the aggregate Percentages of all Lenders of the total outstanding Swingline Loans (or, in the case of Swingline Loans denominated in Euros, the Dollar Equivalent thereof) and Letter of Credit Outstandings (or, in the case of Letters of Credit denominated in a currency other than Dollars, the Dollar Equivalent thereof) at such time).

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” shall mean an employee benefit plan other than a Multiemployer Plan, subject to Title IV of ERISA to which a Borrower or ERISA Affiliate, and one or more employers other than a Borrower or ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which a Borrower or ERISA Affiliate made or accrued an obligation to make contributions during any of the preceding five plan years.

“NAIC” shall mean the National Association of Insurance Commissioners (and its successors from time to time).

“Net Worth” shall mean, for OSG and its Subsidiaries on a consolidated basis, the sum of capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity.  For the avoidance of doubt, treasury stock is not included (i.e. it is not added back) in the calculation of “Net Worth”.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Recourse Debt” shall mean Indebtedness of any Subsidiary of OSG (determined without giving effect to the last sentence of the definition of “Subsidiary”) (i) that is not guaranteed by OSG or any other Subsidiary, (ii) that is not secured by a lien on any asset of OSG or any other Subsidiary and (iii) with respect to which Indebtedness or Subsidiary none of OSG or any other Subsidiary has any express obligation or has written any instrument or letter indicating its support for such Indebtedness or Subsidiary; provided that Indebtedness of such Subsidiary shall constitute Non-Recourse Debt only if OSG shall have given the Lenders, through the Administrative Agent, written notice at least 20 days prior to the incurrence, issuance, assumption or guarantee thereof (or, in the case of Indebtedness of a Person to be acquired by such Subsidiary, prior to the time of such acquisition).

“Non-Recourse Subsidiaries” shall mean, at any time, a Subsidiary of OSG (determined without giving effect to the last sentence of the definition of “Subsidiary”) (i) having no Indebtedness at such time (other than Non-Recourse Debt) and (ii) as to which an officer of OSG has, prior to the issuance, incurrence or assumption of any Non-Recourse Debt by such Subsidiary, delivered a certificate to the Administrative Agent certifying that such Subsidiary is a Non-Recourse Subsidiary in accordance with the terms of this Agreement.

“Note” shall mean each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03.

“Notice Office” shall mean the office of the Administrative Agent located at 200 Park Avenue, 31st Floor, New York, New York 10166, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing by the Borrowers or any of them to the Administrative Agent, any Lender, each Issuing Lender or the Swingline Lender pursuant to the terms of this Agreement or any other Credit Document.

“OSG” shall have the meaning provided in the first paragraph of this Agreement.

“OSG Bulk” shall have the meaning provided in the first paragraph of this Agreement.

“OSG International” shall have the meaning provided in the first paragraph of this Agreement.

“OSG Taxes” shall have the meaning provided in Section 7.08.

“Other Agents” shall have the meaning provided in Section 12.10.

“Overnight Offered Rate” shall mean for any Permitted Currency, the overnight LIBOR Rate for such Permitted Currency as published by the British Bankers Association or, if no such rate is published, as determined by the Administrative Agent.

“Parent” shall have the meaning provided in the first paragraph of this Agreement.

“Participant” shall have the meaning provided in Section 2.03(a).

“PATRIOT Act” shall have the meaning provided in Section 13.21.

“Payment Date” shall mean the last Business Day of each March, June, September and December, commencing with June 2011.

“Payment Office” shall mean the office of the Administrative Agent located at 200 Park Avenue, 31st Floor, New York, New York 10166, with respect to Alternate Currency Revolving Loans such other office as the Administrative Agent may designate, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall have the meaning set forth in Section 8.01(h).

“Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time; provided that (x) if the Percentage of any Lender is to be determined after the Total Commitment has been terminated, then the Percentages of such Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof) and (y) in the case of Section 1.13 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Permitted Currencies” shall mean each Alternate Currency and Dollars, and in the case of Letters of Credit only, British Pounds Sterling.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof.

“Plan” shall mean any employee benefit plan (other than a Multiemployer Plan or a Multiple Employer Plan) covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Recourse Subsidiaries” shall mean all Subsidiaries of OSG other than Non-Recourse Subsidiaries.

“Reference Bank” shall have the meaning provided in the definition of LIBOR Rate.

“Refinancing” shall mean the refinancing transactions described in Sections 6.04.

“Register” shall have the meaning provided in Section 13.17.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Rentals” shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by a Person, as lessee or sublessee under a lease of real or personal property (excluding (i) fixed payments on any items of personal property involving rentals of less than $20,000 per month each and $100,000 per month in the aggregate), and (ii) hire and other amounts payable under any time charter of a vessel for a remaining period less than 12 months, including any optional extensions or renewals) but shall be exclusive of any amounts required to be paid by such Person, directly or indirectly (whether or not designated as rents or additional rents), on account of maintenance, repairs, insurance, taxes and similar charges incurred by such lessee or sublessee.  Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of a minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Replaced Lender” shall have the meaning provided in Section 1.12.

“Replacement Lender” shall have the meaning provided in Section 1.12.

“Required Lenders” shall mean, at any time, Lenders the sum of whose outstanding Commitments at such time (or, after the termination thereof, outstanding Revolving Loans (or, in the case of Alternate Currency Revolving Loans, the Dollar Equivalent thereof) and Percentages of (x) outstanding Swingline Loans (or, in the case of Swingline Loans denominated in Euros, the Dollar Equivalent thereof) at such time and (y) Letter of Credit Outstandings (or, in the case of Letters of Credit denominated in a currency other than Dollars, the Dollar Equivalent thereof) at such time) represents an amount greater than 66 2/3% of the sum of all outstanding Commitments in effect at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans (or, in the case of Alternate Currency Revolving Loans, the Dollar Equivalent thereof) (of Lenders and the aggregate Percentages of all Lenders of the total outstanding Swingline Loans (or, in the case of Swingline Loans denominated in Euros, the Dollar Equivalent thereof) and Letter of Credit Outstandings (or, in the case of Letters of Credit denominated in a currency other than Dollars, the Dollar Equivalent thereof) at such time).

“Revolving Loan” shall have the meaning provided in Section 1.01(a).

“Revolving Note” shall have the meaning set forth in Section 1.05(a)(i).

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person (not including OSG or any Subsidiary) providing for the leasing by OSG or a Subsidiary for a period, including renewals, in excess of three years of any asset which has been or is to be sold or transferred more than 180 days after the acquisition or occupancy thereof or the completion of construction and commencement of full operation thereof, whichever is later, by OSG or any Subsidiary to such Person.

“Screen Rate” shall have the meaning provided in the definition of “LIBOR Rate.”

“Secured Debt” shall mean (i) all Indebtedness of OSG and its Subsidiaries which is secured by a Lien on any of the property or assets of OSG or any of the Subsidiaries and (ii) Indebtedness incurred or guaranteed by any Subsidiary of a Borrower that is not a Borrower.  The Book Value of the assets securing the Indebtedness in clause (ii) above, shall be deemed to be the lesser of two times the amount of such Indebtedness and the aggregate Book Value of the assets of such Subsidiary which constitute Unencumbered Tangible Assets.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shipping and Related Businesses” shall mean any one or all of the following:  owning, chartering, leasing, crewing, navigating, managing, supplying or operating or repairing commercial vessels of all kinds, including but not limited to cargo ships, liners, container ships, passenger vessels, tugs, barges and ferries; owning, operating or managing transportation assets ancillary to or in furtherance of the transportation of freight and passengers by water; owning, operating or managing terminals and other facilities of any kind incidental or ancillary to or in furtherance of the transportation of freight and passengers by water, and owning, managing or operating terminals, docks, piers, quays, wharves, dry docks, storage facilities and port facilities incidental or ancillary to or in furtherance of the transportation of freight and passengers by water.

“Solvent” shall mean with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stated Amount” of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).  The Stated Amount of a Letter of Credit denominated in a currency other than Dollars shall be the Dollar Equivalent thereof.

“Subsidiary” shall mean any corporation, limited liability company, partnership or other entity of which more than 50% (by number of votes having ordinary voting power) is beneficially owned or controlled, directly or indirectly, by OSG and/or one or more other Subsidiaries of OSG.  For purposes of this Agreement, Non-Recourse Subsidiaries shall not constitute Subsidiaries of OSG.

“Substitute Assets” shall mean any assets acquired by the Borrowers and their Subsidiaries after the Effective Date, which are of equal or greater Book Value to the Effective Date Assets which are being substituted for by such Substitute Assets and designated by OSG as Substitute Assets.  Substitute Assets that are not wholly-owned shall be valued by multiplying the Book Value of such assets by the percentage such assets are owned by the Borrowers or their Subsidiaries.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Final Maturity Date.

“Swingline Lender” shall mean DnB NOR Bank ASA, New York Branch, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 1.01(b).

“Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time (for this purpose using the Dollar Equivalent of all Swingline Loans denominated in Euros).  The Swingline Loan Exposure of any Lender at any time shall be its Percentage of the aggregate Swingline Loan Exposure at such time.

“Swingline Note” shall have the meaning provided in Section 1.05(a)(ii).

“Tangible Assets” shall mean for OSG and its Subsidiaries on a consolidated basis, the Book Value of all such Persons’ assets determined in accordance with GAAP (less depreciation, depletion and other properly deductible valuation reserves) after deducting Intangible Assets therefrom.

“Tangible Net Worth” shall mean for OSG and its Subsidiaries on a consolidated basis, Net Worth on such date less the amount of all Intangible Assets included therein.  For the purposes of determining Tangible Net Worth pursuant to this definition, the effect, if any, of cumulative foreign currency translation adjustments calculated in accordance with GAAP and set forth in the stockholders’ equity section of the financial statements shall be excluded.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax Benefit” shall have the meaning provided in Section 4.04(c).

“Tax Returns” shall have the meaning provided in Section 7.08.

“Taxes” shall have the meaning provided in Section 4.04(a).

“Termination Event” shall mean (i) a “reportable event”, as such term is defined in Section 4043 of ERISA for which notice to the PBGC has not been waived, (ii) the withdrawal of any Borrower or ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer” as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by any Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (iii) the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA or the termination or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA, (iv) the institution of proceedings to terminate a Plan or a Multiemployer Plan, (v) any other event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (vi) a determination that any Plan is, or is expected to be, an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, or the receipt by any member of the ERISA Group or any ERISA Affliate of any notice, that any Multiemployer Plan is in endangered or critical status under Section 305 of ERISA.

“Total Assets” shall mean for OSG and its Subsidiaries on a consolidated basis, the Book Value of all such Persons’ assets determined in accordance with GAAP (less depreciation, depletion and other properly deductible valuation reserves).

“Total Capitalization” shall mean the sum of Funded Indebtedness and Net Worth.

“Total Commitment” shall mean, at any time, the sum of the Commitments of the Lenders at such time.

“Total Unutilized Commitment” shall mean, at any time, the sum of the Unutilized Commitments of the Lenders at such time less the aggregate principal amount of all Swingline Loans outstanding at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., Revolving Loans and Swingline Loans.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unencumbered Tangible Assets” shall mean Tangible Assets (excluding the Book Value of any assets of any Subsidiaries, the shares or stock or any evidence of Indebtedness of which have been pledged to secure any obligation), less the sum of (without duplication) (a) Attributable Debt and (b) the Book Value of any assets of OSG and any Subsidiary which have become or have agreed to become subject to a Lien securing any Secured Debt.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 2.04(a).  The principal amount of Unpaid Drawings in respect of a Letter of Credit denominated in a currency other than Dollars shall be the Dollar Equivalent thereof.

“Unsecured Debt” shall mean, as of the date of any determination thereof, all Indebtedness of OSG and its Subsidiaries other than Secured Debt.

“Unutilized Commitment” shall mean, with respect to any Lender, at any time, an amount equal to such Lender’s Commitment at such time, less the sum of (i) the aggregate principal amount of Revolving Loans made by such Lender then outstanding at such time (for this purpose using the Dollar Equivalent of all Alternate Currency Revolving Loans) and (ii) the Percentage of such Lender’s Letter of Credit Outstandings (for this purpose, using the Dollar Equivalent of Letters of Credit denominated in a currency other than Dollars).

“U.S. Borrower” shall mean any Borrower that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code).

“Withdrawal Liability” has the meaning given to such term under Part 1 of Subtitle E of Title IV of ERISA.

SECTION 12. Agency Provisions.

12.01 Appointment.

The Lenders hereby designate DnB NOR Bank ASA, New York Branch, as Administrative Agent to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Agents may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder to any of its banking affiliates.

12.02 Nature of Duties.

The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement.  None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates).  The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

12.03 Lack of Reliance on the Agents.

Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrowers and their respective Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrowers and their respective Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrowers and their respective Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrowers and their respective Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Agents.

If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders (or in the case of Section 3.03(c), the Majority Lenders); and the Agents shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05 Reliance.

Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06 Indemnification.

To the extent any of the Agents is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders (without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.

12.07 The Administrative Agent in its Individual Capacity.

With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders,” “Modified Required Lenders,” “Majority Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity.  Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any of the Borrowers or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders.

The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09 Resignation by the Administrative Agent.

(a)    The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrowers and the Lenders.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (c) and (d) below or as otherwise provided below.

(b)           The Required Lenders may replace the Administrative Agent hereunder at any time by giving 15 Business Days’ notice to the Administrative Agent.  Such termination shall take effect upon the appointment of a successor Administrative Agent.

(c)           Upon any such notice of resignation by, or the replacement of, the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrowers.

(d)           If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrowers (which shall not be unreasonably withheld or delayed), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

(e)           If no successor Administrative Agent has been appointed pursuant to clause (c) or (d) above by the 25th Business Day after the date such notice of resignation or replacement was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

12.10 Other Agents.

Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Bookrunners and Mandated Lead Arrangers identified on the cover page of this Agreement (the “Other Agents”) are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each such Other Agent shall be entitled to all indemnification and reimbursement rights in favor of any of the Agents as provided for under Sections 12.06 and 13.01.  Without limitation of the foregoing, none of the Other Agents shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

SECTION 13. Miscellaneous.

13.01 Payment of Expenses, etc.

  (a)    The Borrowers jointly and severally agree that they shall:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented out-of-pocket costs and expenses of each of the Agents (including, without limitation, the reasonable and documented fees and disbursements of White & Case LLP, counsel to the Administrative Agent and the Mandated Lead Arrangers, special counsel and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with their respective syndication efforts with respect to this Agreement and of the Administrative Agent and of each Issuing Lender in connection with the Letter of Credit Back-Stop Arrangements entered into by such Person and of the Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable and documented fees and disbursements of one primary counsel, one special counsel and one local counsel in each relevant jurisdiction for the Agents and the Lenders, and in the case of any actual or potential conflict of interest as reasonably determined by any Agent or Lender affected by such conflict, such Agent’s or Lender’s own firm of counsel); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance or enforcement of any obligations or the exercise of any rights under this Agreement or any other Credit Document, and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Agents and each Lender, and each of their respective affiliates, officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable and documented attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any of the Agents or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Materials of Environmental Concern on any vessel owned or operated by the Borrowers or their respective Subsidiaries or in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned or operated by the Borrowers or any of their respective Subsidiaries, the generation, storage, transportation, handling, disposal or release of Materials of Environmental Concern at any location, whether or not owned or operated by the Borrowers or any of their respective Subsidiaries, the non-compliance of any such vessel or property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any such vessel or property, or any Environmental Claim asserted against the Borrowers, any of their respective Subsidiaries or any vessel or property at any time owned or operated by the Borrowers or any of their Subsidiaries, including, in each case, without limitation, the reasonable and documented fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).  To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender and each of their respective affiliates set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b)           The Borrowers also agree not to assert, and hereby waive, any claim for special, indirect, consequential or punitive damages against any Agent, any Lender, any of their Affiliates, or any of their respective officers, directors, trustees, employees, representatives and agents, on any theory of liability arising out of or otherwise relating to this Agreement, any other agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

13.02 Right of Setoff.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrowers or any Subsidiary but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Borrowers or such Subsidiary, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03 Notices.

Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telegraphic or telecopier communication) and mailed, telexed, telecopied or delivered:  if to any Borrower, at such Borrower’s address specified under its signature below; if to any Lender, at its address specified opposite its name on Schedule II below; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrowers and the Administrative Agent.  All such notices and communications shall (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telex or telecopier, be effective when sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

13.04 Benefit of Agreement.

(a)    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment Commission thereon (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), or (y) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation.

(b)           Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment and related rights and obligations with respect to Loans and Letters of Credit (including its outstanding Obligations hereunder), to its (i) parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders; provided that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or (y) assign with the consent of OSG as agent for the Borrowers (which consent shall not be unreasonably withheld or delayed and shall not be required if an Event of Default then exists) all, or if less than all, a portion equal to at least $7,500,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments, hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders, (ii) new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments, (iii) the consent of the Administrative Agent, the Issuing Lender and the Swingline Lender shall be required in connection with any assignment pursuant to preceding clauses (x) and (y) (which consent shall not be unreasonably withheld or delayed), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,000.  At the time of each assignment pursuant to this Section 13.04(b) to a person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrowers the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04 Certificate described in Section 4.04(b)).  To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 2.05, 4.04, 13.01 and 13.06) shall survive as to such assigning Lender).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.12 or this Section 13.04(b) or a change of lending office of a Lender would, at the time of such assignment or change of lending office, result in increased costs under Section 1.09, 1.10 or 4.04 from those being charged by the respective Lender prior to such assignment or change of lending office, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment or change of lending office).

(c)           Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors.

13.05 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata.

(a)    Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)           Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07 Calculations; Computations.

(a)    The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders).  In addition, all computations determining compliance with the Financial Covenants and Section 9.04(b), shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Lenders for the fiscal year of OSG ended December 31, 2010.  Unless otherwise noted, all references in this Agreement to “generally accepted accounting principles” shall mean generally accepted accounting principles as in effect in the United States.

(b)           All computations of interest and Commitment Commission hereunder shall be made on the basis of a year of 360 days (or, in the case of payments in British Pound Sterling, 365 days) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Commitment Commission are payable.

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

 (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO SUCH BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.  IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, ANY BORROWER DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF THE BORROWERS TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 13.08 OR OTHERWISE PERMITTED BY LAW.

(b)           EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with OSG and the Administrative Agent.

13.10 Effectiveness.

The Administrative Agent will give the Borrowers and each Lender prompt written notice of the occurrence of the Effective Date.

13.11 Headings Descriptive.

The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc.

 (a)    Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders (or, in the case of Section 3.03(c), the Majority Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)) and in the case of the following clause (v), to the extent (in the case of the following clause (v)) that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (v)), (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest on any Loan or Note or Commitment Commission (except in connection with the waiver of applicability of any post-default increase in interest rates or reduce the principal amount thereof (except to the extent repaid in cash), (ii) amend, modify or waive any provision of this Section 13.12, (iii) reduce the percentage specified in the definition of Required Lenders or Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders and Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, (v) amend, modify or waive Section 1.06 or amend, modify or waive any other provision in this Agreement to the extent providing for payments or prepayments of Loans or reductions in Commitments, in each case, to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans or reductions in Commitments (it being understood that the provision of additional extensions of credit pursuant to this Agreement, or the waiver of any mandatory commitment reduction or any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (v)), or (vi) amend, waive or modify any condition precedent to the Availability Date set forth in Section 6; provided, further, that no such change, waiver, discharge or termination shall (t) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the  Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (u) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (v) without the consent of each Agent, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (w) without the consent of the Swingline Lender, amend, modify or waive any provision relating to the rights or obligations of the Swingline Lender.

(b)           If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Sections 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrowers if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the respective Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 1.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed  change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment), and/or repay outstanding Loans and terminate any outstanding Commitments of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 4.01(iv), provided that, unless the Commitments are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Modified Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrowers shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13 Survival.

All indemnities set forth herein including, without limitation, in Sections 1.09, 1.10, 2.05, 4.04, 13.01 and 13.06 shall, subject to Section 13.15 (to the extent applicable), survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.

13.14 Domicile of Loans.

Each Lender may transfer and carry its Loans at, to or for the account of any office, subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.09, 1.10, 2.05 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although, without prejudice to Section 1.11, the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15 Limitation on Additional Amounts, etc.

 Notwithstanding anything to the contrary contained in Sections 1.09, 1.10, 2.05, 4.04 or 13.01 (but excluding 13.01(b)) of this Agreement, unless a Lender gives notice to the Borrowers that it is obligated to pay an amount under any such Section within one year after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrowers pursuant to said Section 1.09, 1.10, 2.05, 4.04 or 13.01 (but excluding 13.01(b)) as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one year prior to such Lender giving notice to the Borrowers that they are obligated to pay the respective amounts pursuant to said Section 1.09, 1.10, 2.05, 4.04 or 13.01 (but excluding 13.01(b)) as the case may be.  This Section 13.15 shall have no applicability to any Section of this Agreement other than said Sections 1.09, 1.10, 2.05, 4.04 and 13.01 (but excluding 13.01(b)).

13.16 Confidentiality

(a)    Subject to the provisions of clauses (i) and (ii) of this Section 13.16(a), each Lender agrees that it will use its best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any  information with respect to the Borrowers or any of their respective Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent and (vi) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee expressly agrees (in writing or by electronic means) to be bound by the confidentiality provisions contained in this Section 13.16.

(b)           Each Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to such Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of such Borrower or its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17 Register

.Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent, solely for purposes of this Section 13.17, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect such Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.  The Borrowers jointly and severally agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.17, except to the extent caused by the Administrative Agent’s own gross negligence or willful misconduct.

13.18 Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given.  The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrowers jointly and severally agree, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrowers.

13.19 Language.

All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.

13.20 Waiver of Immunity.

Each Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that any Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, the Republic of the Marshall Islands or elsewhere, to enforce or collect upon the Obligations of any Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, each Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, the Republic of the Marshall Islands.

13.21 USA PATRIOT Act Notice.

Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

OVERSEAS SHIPHOLDING GROUP, INC., as a Borrower
By:	/s/Myles R. Itkin
Name:	Myles R. Itkin
Title:	Executive Vice President, Chief Financial Officer and Treasurer
Address:	666 Third Avenue New York, NY 10017
Telephone:	(212) 578-1942
Facsimile:	(212) 251-1170

OSG BULK SHIPS, INC., as a Borrower
By:	/s/Myles R. Itkin
Name:	Myles R. Itkin
Title:	Executive Vice President, Chief Financial Officer and Treasurer
Address:	666 Third Avenue New York, NY 10017
Telephone:	(212) 578-1942
Facsimile:	(212) 251-1170

OSG INTERNATIONAL, INC., as a Borrower
By:	/s/Myles R. Itkin
Name:	Myles R. Itkin
Title:	Executive Vice President, Chief Financial Officer and Treasurer
Address:	666 Third Avenue New York, NY 10017
Telephone:	(212) 578-1942
Facsimile:	(212) 251-1170

Signature Page to OSG Credit Agreement

DnB NOR BANK ASA, NEW YORK BRANCH, as Administrative Agent and Lender
By:	/s/Nikolai A. Nachamkin
Nikolai A. Nachamkin
Title:	Senior Vice President
By:	/s/Evan W. Uhlick
Evan W. Uhlick
Title:	Vice President

Signature Page to OSG Credit Agreement

SWEDBANK AB (PUBL), as a Lender
By:	/s/Dagobert Billsten
Dagobert Billsten
Title:	Attorney-in-fact

Signature Page to OSG Credit Agreement

CITIBANK N.A., as a Lender
By:	/s/Robert Malleck
Title:	Vice President
Robert Malleck Director Global Energy Global Banking 388 Greenwich Street/34th Fl Tel: 212-816-5435 Fax: 646-291-1688

Signature Page to OSG Credit Agreement

ING BANK N.V., LONDON BRANCH as a Lender
By:	/s/Adam Byrne	/s/Stephen Fewster
Title:	Adam Byrne Director Asset Based Finance, Shipping	Stephen Fewster Global Head Asset Based Finance

Signature Page to OSG Credit Agreement

HSBC BANK PLC, as a Lender
By:	/s/Simon Deefholts
Title:	Simon Deefholts Director

Signature Page to OSG Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender
By:	/s/Jerome Duval	/s/Yannick LeGourieres
Title:	Jerome Duval Senior Acct. Manager	Yannick LeGourieres

Signature Page to OSG Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender
By:	/s/Sherrese Clarke
Title:	Sherrese Clarke Vice President

Signature Page to OSG Credit Agreement

Schedule I

COMMITMENTS

Lender	Commitments
DnB NOR BANK ASA, NEW YORK BRANCH	$260,000,000
SWEDBANK AB (PUBL)	$200,000,000
CITIBANK N.A.	$150,000,000
ING BANK N.V., LONDON BRANCH	$125,000,000
HSBC BANK PLC	$100,000,000
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$50,000,000
MORGAN STANLEY SENIOR FUNDING, INC.	$15,000,000
Total	$900,000,000

Schedule II

LENDER ADDRESSES

INSTITUTIONS	ADDRESSES
DnB NOR BANK ASA, NEW YORK BANK	200 Park Avenue, 31st Floor New York, NY 10166 Attn: Nikolai Nachamkin/Evan Uhlick Telephone: 212-618-3863/3820 Facsimile: 212-681-3900 E-mail: nikolai.nachamkin@dnbnor.no evan.uhlick@dnbnor.no
SWEDBANK AB (PUBL)
Shipping & Offshore, E 71
Regeringsgatan 13
SE-105 34 STOCKHOLM
Sweden
Attn: Dagobert Billsten / Emilia Gefvert
Telephone: +46 8 5859 2140/ +47 23 11 62 33
Facsimile: +46 8 723 7150
E-mail:   Dagobert.billsten@swedbank.se
               Emilia.gefvert@swedbank.noKarin.nilsson@swedbank.com

CITIBANK N.A.	388 Greenwich St. 34th Floor New York, NY 10013 Attn: Robert Malleck Telephone: 212-816-5435 Facsimile: 212-816-5429 E-mail: robert.malleck@citi.com
ING BANK N.V., LONDON BRANCH	60 London Wall London EC2M 5TQ. UK Attn: Adam Byrne/Jonathan Gorrie Telephone: +44 207 767 1992/1825 Facsimile: +44 207 767 7252 E-mail: adam.byrne@uk.ing.com jonathan.gorrie@uk.ing.com
HSBC BANK PLC
Global Banking and Markets
Level 19
8 Canada Square
London E14 5HQ
Attn: Simon Deefholts / Arvindh Padmanabhan
Telephone: +44 20 7991 2863 / +44 20 7992 2328
Fax: +44 20 7991 4898
Email: simondeefholts@hsbc.com / arvindh.padmanabhan@hsbcib.com

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
Broadwalk House
5 Appold Street
London EC2A 2DAs
Attn: Thibaud Escoffier/Jerome Duval
Telephone: +44 207 214 5985/5989
Facsimile: +44 207 214 6689
E-mail: thibaud.escoffier@ca-cib.com
             jerome.duval@ca-cib.com

MORGAN STANLEY SENIOR FUNDING, INC.	1 Pierrepont Plaza Brooklyn, NY 11201 Attn: Daniel McKenna/James DeLeon Telephone: 718 754 2610/2248 Facsimile: 718 233 2132 E-mail: primarydocs@morganstanley.com nyparclosers@morganstanley.com

Schedule III

EXISTING LIENS (as per May 20, 2011)

Debtor	Secured Party	Jurisdiction	Collateral
Seventh Aframax Tanker Corporation	Deutsche Schiffsbank	Marshall Islands	Overseas Fran
Eighth Aframax Tanker Corporation	Deutsche Schiffsbank	Marshall Islands	Overseas Portland
Shirley Tanker SRL	Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Marshall Islands	Overseas Shirley
1372 Tanker Corporation	Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Marshall Islands	Overseas Mulan
Alcesmar Limited	Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Marshall Islands	Overseas Alcesmar
Alcmar Limited	Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Cyprus	Overseas Alcmar
Antigmar Limited	Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Marshall Islands	Overseas Antigmar
Andromar Limited	Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Marshall Islands	Overseas Andromar
Ariadmar Limited	Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Marshall Islands	Overseas Ariadmar
Brooklyn Product Tanker Corporation	Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Marshall Islands	Overseas Mykonos
Queens Product Tanker Corporation	Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Marshall Islands	Overseas Santorini
Rosalyn Tanker Corporation	Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Marshall Islands	Overseas Rosalyn
Delta Aframax Corporation	The Export-Import Bank of China	Marshall Islands	Overseas Yellowstone
Epsilon Aframax Corporation	The Export-Import Bank of China	Marshall Islands	Overseas Yosemite
Front President Inc.	The Export-Import Bank of China	Marshall Islands	Overseas Everest
Maple Tanker Corporation	The Export-Import Bank of China	Marshall Islands	TBN Overseas McKinley
Oak Tanker Corporation	The Export-Import Bank of China	Marshall Islands	TBN Overseas Kilimanjaro

OTHER LIENS

1.
In addition to mortgages on the vessels listed in the previous table, owners have entered into assignments of charter parties and insurances, account charges and related security documents with respect to these vessels.

2.	With respect to the TBN Overseas McKinley and TBN Overseas Kilimanjaro, OSG has granted The Export-Import Bank of China assignments of shipbuilding contracts and refund guarantees and account charges.

3.	OSG has also issued a share pledge to The Export-Import Bank of China with respect to the stock of Front President, Inc., Maple Tanker Corporation and Oak Tanker Corporation.

4.	Subsidiaries of the Borrowers have entered into the following Shareholder, Limited Liability Company and Joint Venture Agreements relating to their stock/LLC ownership in joint venture companies:

Agreement	Parties	Date
Joint Venture Agreement for the Period When the Floating Storage Vessel “FSO Africa” is in Operation	Euronav Hong Kong Limited Africa Tanker Corporation TI Africa Limited	March 15, 2010
Joint Venture Agreement for the Period When the Floating Storage Vessel “FSO Asia” is in Operation	Euronav Hong Kong Limited Africa Tanker Corporation TI Asia Limited	October 15, 2009
Shareholders’ Agreement relating to the Vessel “FSO Africa”	Africa Tanker Corporation Euronav Hong Kong Limited Africa Conversion Corporation	As of October 6, 2008
Shareholders’ Agreement relating to the Vessel “FSO Asia”	Africa Tanker Corporation Euronav Hong Kong Limited Asia Conversion Corporation	As of October 6, 2008
Limited Liability Company Agreement relating to Alaska Tanker Company, LLC	BP Oil Shipping Company USA, Inc., Keystone Alaska, LLC and OSG America Operating Company LLC	As of March 30, 1999
Shareholders’ Agreement relating to OSG Nakilat Corporation	OSG International, Inc. Qatar Gas Transport Company Limited (Nakilat)	November 7, 2004

Schedule IV

EXISTING INDEBTEDNESS (as per May 20, 2011)

Borrower(s)	Lender(s)	Governing Agreement	Principal Amount	Guarantor(s)
Seventh Aframax Tanker Corporation and Eighth Aframax Tanker Corporation as borrowers	Deutsche Schiffsbank	Second Amended and Restated Loan Agreement dated as of August 23, 2006	$ 51,600,000	OSG, OBS, and OIN, jointly and severally
Shirley Tanker SRL, 1372 Tanker Corporation, Alcesmar Limited, Alcmar Limited, Antigmar Limited, Andromar Limited, and Ariadmar Limited, Brooklyn Product Tanker Corporation, Queens Product Tanker Corporation, as joint and several borrowers
	Danish Ship Finance A/S (Danmarks Skibskredit A/S)	Second Amended and Restated Loan Agreement dated August 28, 2008	$ 314,498,639	OSG, OBS, OIN, and Rosalyn Tanker Corporation, jointly and severally
Delta Aframax Corporation, Epsilon Aframax Corporation, Front President Inc., Maple Tanker Corporation, Oak Tanker Corporation, as joint and several borrowers *	The Export-Import Bank of China	Loan Agreement dated August 10, 2009	$ 346,077,235	OSG
Overseas Shipholding Group, Inc.	Public	Indenture with The Bank of New York, as successor Trustee to JP Morgan Chase Bank (formerly the Chase Manhattan Bank) dated as of December 1, 1993	$ 73,268,000
Overseas Shipholding Group, Inc.	Public	First Supplemental Indenture with Wilmington Trust Company dated as of March 7, 2003 (First Supplemental Indenture dated February 19, 2004)	$ 146,000,000
Overseas Shipholding Group, Inc.	Public	Indenture with Bank of New York Mellon Trust Company, N.A. dated March 29, 2010	$ 300,000,000

	Drawn	Undrawn	Total
Credit Agreement providing for a Revolving Credit Facility of $1,800,000,000 dated February 9, 2006 (as amended from time to time) between Overseas Shipholding Group, Inc, OSG Bulk Ships, Inc., and OSG International, Inc., as joint and several borrowers, and DnB NOR Bank ASA, New York Branch, as Administrative Agent.	$830,000,000	$820,000,000	$1,650,000,000

Total Existing Indebtedness at May 20, 2011                                                                                                       $ 2,061,443,874

* Maple Tanker Corporation and Oak Tanker Corporation each have an additional amount of $14,129,500 available from The Export-Import Bank of China, which is not borrowed.

Schedule V

EXISTING INVESTMENTS

Excluded Joint Venture Investments:

-	Investments in Affiliates - OSG Nakilat Corporation

-	Investments in Affiliates – FSO Africa and FSO Asia

Schedule VI

ASSOCIATED COSTS RATE

1.
The Associated Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the UK Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Associated Costs Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a lending office in a participating member state (as defined in the relevant EMU Legislation) will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan denominated in Pounds Sterling:

AB + C(B-D) + E x 0.01        per cent. per annum
100-(A+C)

(b)	in relation to a Loan in any Currency other than Pounds Sterling:

E x 0.01	per cent. per annum
300
Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Applicable Margin, the Associated Costs Rate and, if any portion of the Loan is overdue, the additional rate of interest specified in Section 1.08(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule VI:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent, each Lender shall, as soon as practicable after publication by the UK Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Lender to the UK Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the UK Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office for Loans made by such Lender; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.
The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Associated Costs Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule VI in relation to a formula, the Associated Costs Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.
The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule VI in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the UK Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

Schedule VII

OSG FLEET LIST AS OF 5/20/2011
Vessel Name	Vessel Type	Date of Build	DWT (MT)	Ownership Type	Charter-In Expiry	% Interest	Net Book Value	Encumbered NBV	Lien Amount
TI AFRICA	FSO	14-Mar-2010	432,023	OWNED		50%	-	-
TI ASIA	FSO	16-Nov-2009	432,023	OWNED		50%	-	-
TI OCEANIA	V PLUS	10-Apr-2003	441,585	OWNED		100%	86,018,455	-
OVERSEAS EVEREST	VLCC	10-Feb-2010	297,000	OWNED		100%	112,598,637	112,598,637	76,593,067
OVERSEAS ROSALYN	VLCC	19-Feb-2003	317,972	OWNED		100%	54,849,871	54,849,871
OVERSEAS MULAN	VLCC	3-Apr-2002	318,518	OWNED		100%	52,585,566	52,585,566	60,606,069
OVERSEAS TANABE	VLCC	27-Feb-2002	298,561	OWNED		100%	55,115,242	-
OVERSEAS SAKURA	VLCC	28-Mar-2001	298,641	OWNED		100%	51,278,030	-
OVERSEAS RAPHAEL	VLCC	15-Mar-2000	309,614	OWNED		100%	42,382,380	-
OVERSEAS EQUATORIAL	VLCC	6-Jan-1997	300,349	OWNED		100%	42,444,902	-
OVERSEAS SOVEREIGN	VLCC	14-Nov-1996	309,892	OWNED		100%	45,553,819	-
KHK VISION	VLCC	1-Mar-2007	305,749	TC-In	13-Apr-2012	50%		-
OVERSEAS CHRIS	VLCC	10-Dec-2001	309,285	TC-In	16-Oct-2012	100%		-
OVERSEAS ANN	VLCC	17-Aug-2001	309,327	TC-In	16-Apr-2013	100%		-
OVERSEAS MERIDIAN	VLCC	31-Mar-1997	300,578	TC-In	27-Jun-2011	100%		-
OVERSEAS REGAL	VLCC	31-Mar-1997	309,966	TC-In	16-Apr-2012	100%		-
TI WATBAN	VLCC	30-Aug-1996	300,361	TC-In	30-Jul-2011	100%		-
OVERSEAS NEWCASTLE	SUEZMAX	20-Apr-2001	164,000	BB-In	1-Dec-2014	100%	409,213	409,213
OVERSEAS LONDON	SUEZMAX	20-Nov-2000	153,000	BB-In	31-Jan-2018	100%	651,796	651,796
OVERSEAS YOSEMITE	AFRAMAX	13-Apr-2009	113,005	OWNED		100%	60,769,566	60,769,566	41,199,840
OVERSEAS YELLOWSTONE	AFRAMAX	4-Jan-2009	113,005	OWNED		100%	60,116,274	60,116,274	41,199,840
OVERSEAS PORTLAND	AFRAMAX	26-Feb-2002	112,139	OWNED		100%	25,175,630	25,175,630	25,800,000
OVERSEAS FRAN	AFRAMAX	31-Oct-2001	112,118	OWNED		100%	24,199,607	24,199,607	25,800,000
OVERSEAS JOSEFA CAMEJO	AFRAMAX	27-Feb-2001	112,200	OWNED		100%	23,282,269	-
OVERSEAS SHIRLEY	AFRAMAX	8-Feb-2001	112,056	OWNED		100%	22,867,894	22,867,894	41,000,000
OVERSEAS ACADIA	AFRAMAX	8-Oct-2008	113,005	TC-In	11-Sep-2018	100%	94,476	-
OVERSEAS CATHY	AFRAMAX	30-Jan-2004	111,928	TC-In	16-Jan-2013	100%		-
OVERSEAS SOPHIE	AFRAMAX	17-Oct-2003	112,045	TC-In	16-Jul-2012	100%		-
OVERSEAS REBECCA	AFRAMAX	10-Mar-1994	94,873	TC-In	16-Apr-2012	100%		-
OVERSEAS EVERGLADES	AFRAMAX	16-Dec-2008	113,005	BB-In	31-Dec-2020	100%	149,755	149,755
OVERSEAS ELIANE	AFRAMAX	14-Sep-1994	94,813	OWNED		100%	26,176,762	-
OVERSEAS BERYL	AFRAMAX	31-May-1994	94,799	OWNED		100%	25,114,042	-
OVERSEAS ANIA	AFRAMAX	15-Dec-1994	94,848	TC-In	16-Apr-2012	100%		-
GENMAR STRENGTH	AFRAMAX	7-Feb-2003	105,674	TC-In	1-Sep-2012	100%		-
BRAZOS1	AFRAMAX	30-Aug-1988	78,656	TC-In	31-Aug-2011	50%		-
OVERSEAS REYMAR	PANAMAX	4-Apr-2004	69,636	OWNED		100%	40,753,963	-
CABO SOUNION	PANAMAX	16-Jan-2004	69,636	OWNED		100%	40,628,697	-
CABO HELLAS	PANAMAX	11-Nov-2003	69,636	OWNED		100%	39,063,444	-
OVERSEAS SILVERMAR	PANAMAX	14-Jun-2002	69,609	OWNED		100%	37,157,837	-
OVERSEAS ROSEMAR	PANAMAX	24-May-2002	69,629	OWNED		100%	38,148,649	-
OVERSEAS GOLDMAR	PANAMAX	16-May-2002	69,684	OWNED		100%	37,055,190	-
OVERSEAS RUBYMAR	PANAMAX	25-Apr-2002	69,599	OWNED		100%	36,980,410	-
OVERSEAS JADEMAR	PANAMAX	8-Mar-2002	69,708	OWNED		100%	38,029,847	-
OVERSEAS PEARLMAR	PANAMAX	25-Jan-2002	69,697	OWNED		100%	37,866,979	-
OVERSEAS LUZON	PANAMAX	31-Jul-2006	74,908	OWNED		100%	54,652,588	-
OVERSEAS VISAYAS	PANAMAX	8-Apr-2006	74,993	OWNED		100%	54,678,831	-
OVERSEAS LEYTE	PANAMAX	9-May-2011	73,500	OWNED		100%	46,090,993	-
OVERSEAS MINDORO	PANAMAX	18-Mar-2009	73,677	BB-In	18-Mar-2021	100%	1,262,907	1,262,907
OVERSEAS PALAWAN	PANAMAX	7-Nov-2008	73,796	BB-In	7-Nov-2020	100%	1,179,250	1,179,250
OVERSEAS MYKONOS	HANDYSIZE	25-Feb-2010	52,000	OWNED		100%	50,624,009	50,624,009	46,666,668
OVERSEAS SKOPELOS	HANDYSIZE	2-Nov-2009	50,222	OWNED		100%	34,227,991	-
OVERSEAS ATALMAR	HANDYSIZE	27-Jul-2004	46,177	OWNED		100%	38,117,211	-
OVERSEAS ARIADMAR	HANDYSIZE	19-Jul-2004	46,205	OWNED		100%	38,199,891	38,199,891	23,911,847
OVERSEAS ANTIGMAR	HANDYSIZE	28-Jun-2004	46,168	OWNED		100%	38,285,881	38,285,881	23,911,847
OVERSEAS ANDROMAR	HANDYSIZE	9-Mar-2004	46,195	OWNED		100%	38,485,480	38,485,480	23,911,847
OVERSEAS ALCMAR	HANDYSIZE	30-Jan-2004	46,248	OWNED		100%	37,898,334	37,898,334	23,911,847
OVERSEAS ALCESMAR	HANDYSIZE	5-Jan-2004	46,248	OWNED		100%	37,975,656	37,975,656	23,911,847
OVERSEAS AMBERMAR	HANDYSIZE	25-Feb-2002	35,970	OWNED		100%	28,800,565	-
OVERSEAS PETROMAR	HANDYSIZE	8-Jun-2001	35,768	OWNED		100%	26,970,942	-
ATLANTIC GRACE	HANDYSIZE	25-Feb-2008	47,128	TC-In	13-Jan-2014	100%		-
ATLANTIC STAR	HANDYSIZE	25-Mar-2008	47,128	TC-In	15-Feb-2014	100%		-
ATLANTIC PISCES	HANDYSIZE	20-Jul-2009	47,000	TC-In	20-Jun-2019	100%		-
ATLANTIC POLARIS	HANDYSIZE	16-Mar-2009	47,128	TC-In	14-Feb-2019	100%		-
ATLANTIC LEO	HANDYSIZE	5-Jun-2008	47,128	TC-In	5-May-2015	100%		-
ATLANTIC AQUARIUS	HANDYSIZE	2-May-2008	47,128	TC-In	2-Apr-2015	100%		-
OVERSEAS SEXTANS	HANDYSIZE	17-May-2007	51,218	TC-In	17-May-2017	100%		-
OVERSEAS CYGNUS	HANDYSIZE	27-Jan-2007	51,218	TC-In	27-Oct-2016	100%		-
HERCULES	HANDYSIZE	16-Aug-2006	51,218	TC-In	16-May-2016	100%		-
ORION	HANDYSIZE	14-Sep-2006	51,218	TC-In	14-Jun-2016	100%		-
ADRIATIC WAVE	HANDYSIZE	30-Jul-2009	51,149	TC-In	19-Feb-2018	100%		-
AEGEAN WAVE	HANDYSIZE	11-Aug-2009	49,999	TC-In	16-Mar-2018	100%		-
OVERSEAS KIMOLOS	HANDYSIZE	20-Aug-2008	51,218	BB-In	20-Jul-2018	100%	1,240,667	1,240,667
OVERSEAS SIFNOS	HANDYSIZE	17-Jun-2008	51,225	BB-In	17-May-2018	100%	1,233,428	1,233,428
OVERSEAS SERIFOS	HANDYSIZE	29-Jan-2008	52,645	BB-In	29-Dec-2017	100%	1,079,827	1,079,827
OVERSEAS RIMAR	HANDYSIZE	24-Feb-1998	44,999	BB-In	9-Jul-2015	100%	306,028	306,028
OVERSEAS LIMAR	HANDYSIZE	8-Oct-1996	46,171	BB-In	14-Sep-2014	100%	12,205	12,205
OVERSEAS NEDIMAR	HANDYSIZE	3-Jan-1996	46,821	BB-In	14-Jan-2014	100%	44,177	44,177
OVERSEAS SANTORINI	HANDYSIZE	6-May-2010	51,662	OWNED		100%	50,981,698	50,981,698	46,666,668
OVERSEAS KYTHNOS	HANDYSIZE	17-Aug-2010	50,284	OWNED		100%	37,186,925	-
CARINA	HANDYSIZE	17-Nov-2010	47,350	TC-In	17-Sep-2018	100%	-	-
OVERSEAS MAREMAR	HANDYSIZE	24-Apr-1998	47,225	OWNED		100%	27,882,570	-
OVERSEAS LUXMAR	HANDYSIZE	8-Jan-1998	45,999	OWNED		100%	27,077,843	-
OVERSEAS JOYCE	CAR CARRIER	1-Oct-1987	16,101	OWNED		100%	5,225,614	-
OVERSEAS CASCADE	HANDYSIZE	11-Dec-2009	46,815	OWNED		100%	126,579,762	-
OVERSEAS MARTINEZ	HANDYSIZE	14-May-2010	46,815	BB-In	14-May-2015	100%	339,651	339,651
OVERSEAS NIKISKI	HANDYSIZE	11-Jun-2009	46,815	BB-In	11-Jun-2014	100%	234,317	234,317
OVERSEAS BOSTON	HANDYSIZE	19-Feb-2009	46,815	BB-In	19-Feb-2014	100%	168,314	168,314
OVERSEAS TEXAS CITY	HANDYSIZE	19-Sep-2008	46,815	BB-In	19-Sep-2015	100%	13,000	13,000
OVERSEAS NEW YORK	HANDYSIZE	11-Apr-2008	46,815	BB-In	11-Apr-2015	100%	84,349	84,349
OVERSEAS LOS ANGELES	HANDYSIZE	16-Nov-2007	46,815	BB-In	16-Nov-2014	100%	298,926	298,926
OVERSEAS LONG BEACH	HANDYSIZE	26-Jun-2007	46,817	BB-In	26-Jun-2014	100%	336,086	336,086
OVERSEAS HOUSTON	HANDYSIZE	9-Feb-2007	46,815	BB-In	9-Feb-2014	100%	292,435	292,435
OVERSEAS ANACORTES	HANDYSIZE	31-Aug-2010	46,656	BB-In	31-Aug-2015	100%	362,005	362,005
OVERSEAS TAMPA	HANDYSIZE	28-Apr-2011	46,815	BB-In	21-Apr-2021	100%	620,000 (Est.)	620,000 (Est.)
OVERSEAS CHINOOK	HANDYSIZE	25-Mar-2011	46,815	OWNED		100%	130,008,157	-
OSG 350/OSG VISION	ATB	19-Mar-2011	45,556	OWNED		100%	171,591,504	-
OSG 351/OSG HORIZON	ATB	1-Apr-2011	45,556	OWNED		100%	229,747,894	-
OSG 243 / OSG INDEPENDENCE	ATB	24-Apr-2008	30,448	OWNED		100%	41,607,747	-
OSG 242/ OSG COLUMBIA	ATB	5-Apr-2007	30,391	OWNED		100%	40,785,319	-
OSG 209/ OSG HONOUR	ATB	26-May-2005	25,321	OWNED		100%	29,084,659	-
OSG 214/ OSG ENTERPRISE	ATB	3-Jul-2004	26,410	OWNED		100%	26,102,839	-
OSG 254/ OSG INTREPID	ATB	29-Nov-2002	31,605	OWNED		100%	28,150,146	-
OSG 252/ OSG NAVIGATOR	ATB	1-Feb-2002	30,933	OWNED		100%	25,504,653	-
OSG 244/ OSG LIBERTY	ATB	8-Jan-2001	29,042	OWNED		100%	20,941,390	-
OSG 192/ OSG FREEDOM	ATB	20-Oct-1998	21,914	OWNED		100%	16,532,485	-
OSG 400/ OSG CONSTITUTION	ATB	20-Mar-1981	54,062	OWNED		100%	2,192,200	-
OSG SEAFARER	ATB	1-May-1979	36,846	OWNED		100%	600,000	-
AL GATTARA	LNG	31-Oct-2007	216,200	OWNED		49.9%		-
TEMBEK	LNG	30-Oct-2007	216,200	OWNED		49.9%		-
AL GHARRAFA	LNG	11-Jan-2008	216,200	OWNED		49.9%		-
AL HAMLA	LNG	14-Feb-2008	216,200	OWNED		49.9%		-

Total							2,729,418,551	715,932,330	525,091,387

Fleet book values as of March 31, 2011 Audited Financials
Vessels delivered after March 31, 2011 are valued as of April 30, 2011

Schedule VIII

EFFECTIVE DATE ASSETS

12/31/10
Assets
Cash & Cash Equivalents	$ 253,649
Marketable Securities	20,047
Voyage Receivables	160,993
Other Receivables	99,611
Inventories, Prepaid Expenses & Other Current Assets	60,577
Total Current Assets	594,877

Capital Construction Fund	0
Vessels & Other Property, net	3,195,383
Vessels held for sale	3,305
Deferred Drydock	46,827
Investments & Advances in Affiliates	265,096
Intangibles	83,137
Goodwill	9,589
Other Non-Current Assets	42,889

Total Assets	4,241,103

Less Construction in Progress	806,819
Less Investments & Advances in Affiliates	265,096
Less Intangible Assets	83,137
Deferred Finance costs	13,644
Goodwill	9,589

Effective Date Assets	3,062,818

OSG FLEET LIST AS OF 12/31/10
Vessel Name	Vessel Type	Date of Build / Expected Delivery	DWT (MT)	Ownership Type	Charter-In Expiry	% Interest	Net Book Value	Encumbered NBV	Lien Amount
TI AFRICA	FSO	14-Mar-2010	441,655	OWNED		50%	-	-
TI ASIA	FSO	16-Nov-2009	432,023	OWNED		50%	-	-
TI OCEANIA	V PLUS	10-Apr-2003	441,585	OWNED		100%	86,971,939	-
OVERSEAS EVEREST	VLCC	10-Feb-2010	297,000	OWNED		100%	113,633,386	113,633,386	17,780,533
OVERSEAS ROSALYN	VLCC	19-Feb-2003	317,972	OWNED		100%	55,326,392	55,326,392
OVERSEAS MULAN	VLCC	3-Apr-2002	318,518	OWNED		100%	52,993,624	52,993,624	62,121,220
OVERSEAS TANABE	VLCC	27-Feb-2002	298,561	OWNED		100%	55,780,238	-
OVERSEAS SAKURA	VLCC	28-Mar-2001	298,641	OWNED		100%	51,859,376	-
OVERSEAS RAPHAEL	VLCC	15-Mar-2000	309,614	OWNED		100%	42,905,042	-
OVERSEAS EQUATORIAL	VLCC	6-Jan-1997	300,349	OWNED		100%	43,107,198	-
OVERSEAS SOVEREIGN	VLCC	14-Nov-1996	309,892	OWNED		100%	46,298,613	-
KHK VISION	VLCC	1-Mar-2007	305,749	TC-In	13-Apr-2012	50%		-
OVERSEAS CHRIS	VLCC	10-Dec-2001	309,285	TC-In	16-Oct-2012	100%		-
OVERSEAS ANN	VLCC	17-Aug-2001	309,327	TC-In	16-Apr-2013	100%		-
OVERSEAS MERIDIAN	VLCC	31-Mar-1997	300,578	TC-In	27-Jun-2011	100%		-
OVERSEAS REGAL	VLCC	31-Mar-1997	309,966	TC-In	16-Apr-2012	100%		-
TI WATBAN	VLCC	30-Aug-1996	300,361	TC-In	30-Jul-2011	100%		-
OVERSEAS NEWCASTLE	SUEZMAX	20-Apr-2001	164,000	BB-In	1-Dec-2014	100%	436,716	436,716
OVERSEAS LONDON	SUEZMAX	20-Nov-2000	153,000	BB-In	31-Jan-2018	100%	582,530	582,530
OVERSEAS YOSEMITE	AFRAMAX	13-Apr-2009	113,005	OWNED		100%	61,353,431	61,353,431	42,725,760
OVERSEAS YELLOWSTONE	AFRAMAX	4-Jan-2009	113,005	OWNED		100%	60,700,293	60,700,293	42,725,760
OVERSEAS PORTLAND	AFRAMAX	26-Feb-2002	112,139	OWNED		100%	25,450,493	25,450,493	27,100,000
OVERSEAS FRAN	AFRAMAX	31-Oct-2001	112,118	OWNED		100%	24,441,686	24,441,686	27,100,000
OVERSEAS JOSEFA CAMEJO	AFRAMAX	27-Feb-2001	112,200	OWNED		100%	23,571,148	-
OVERSEAS SHIRLEY	AFRAMAX	8-Feb-2001	112,056	OWNED		100%	23,023,043	23,023,043	41,000,000
OVERSEAS ACADIA	AFRAMAX	8-Oct-2008	113,005	TC-In	11-Sep-2018	100%	97,617	-
AQUA	AFRAMAX	27-Apr-2007	115,940	TC-In	5-Jan-2011	50%		-
OVERSEAS CATHY	AFRAMAX	30-Jan-2004	111,928	TC-In	16-Jan-2013	100%		-
OVERSEAS SOPHIE	AFRAMAX	17-Oct-2003	112,045	TC-In	16-Jul-2012	100%		-
OVERSEAS REBECCA	AFRAMAX	10-Mar-1994	94,873	TC-In	16-Apr-2012	100%		-
OVERSEAS EVERGLADES	AFRAMAX	16-Dec-2008	113,005	BB-In	31-Dec-2020	100%	118,600	118,600
OVERSEAS ELIANE	AFRAMAX	14-Sep-1994	94,813	OWNED		100%	26,793,228	-
OVERSEAS BERYL	AFRAMAX	31-May-1994	94,799	OWNED		100%	25,719,841	-
OVERSEAS ANIA	AFRAMAX	15-Dec-1994	94,848	TC-In	16-Apr-2012	100%		-
GENMAR STRENGTH	AFRAMAX	7-Feb-2003	105,674	TC-In	1-Sep-2012	100%		-
BRAZOS1	AFRAMAX	30-Aug-1988	78,656	TC-In	31-Aug-2011	50%		-
OVERSEAS REYMAR	PANAMAX	4-Apr-2004	69,636	OWNED		100%	41,256,250	-
CABO SOUNION	PANAMAX	16-Jan-2004	69,636	OWNED		100%	41,135,606	-
CABO HELLAS	PANAMAX	11-Nov-2003	69,636	OWNED		100%	39,552,460	-
OVERSEAS SILVERMAR	PANAMAX	14-Jun-2002	69,609	OWNED		100%	37,663,795	-
OVERSEAS ROSEMAR	PANAMAX	24-May-2002	69,629	OWNED		100%	38,495,258	-
OVERSEAS GOLDMAR	PANAMAX	16-May-2002	69,684	OWNED		100%	37,560,584	-
OVERSEAS RUBYMAR	PANAMAX	25-Apr-2002	69,599	OWNED		100%	37,487,643	-
OVERSEAS JADEMAR	PANAMAX	8-Mar-2002	69,708	OWNED		100%	38,354,554	-
OVERSEAS PEARLMAR	PANAMAX	25-Jan-2002	69,697	OWNED		100%	38,235,359	-
OVERSEAS JACAMAR	AFRAMAX	1-Oct-1998	104,024	BB-In	23-Jan-2011	100%	65,878	65,878
OVERSEAS TAKAMAR	AFRAMAX	10-Sep-1998	104,024	BB-In	19-Jan-2011	100%	34,904	34,904
OVERSEAS LUZON	PANAMAX	31-Jul-2006	74,908	OWNED		100%	55,187,299	-
OVERSEAS VISAYAS	PANAMAX	8-Apr-2006	74,993	OWNED		100%	55,242,995	-
OVERSEAS MINDORO	PANAMAX	18-Mar-2009	73,677	BB-In	18-Mar-2021	100%	1,294,187	1,294,187
OVERSEAS PALAWAN	PANAMAX	7-Nov-2008	73,796	BB-In	7-Nov-2020	100%	1,208,131	1,208,131
OVERSEAS MYKONOS	HANDYSIZE	25-Feb-2010	52,000	OWNED		100%	51,115,413	51,115,413	48,333,334
OVERSEAS SKOPELOS	HANDYSIZE	2-Nov-2009	50,222	OWNED		100%	34,550,455	-
OVERSEAS ATALMAR	HANDYSIZE	27-Jul-2004	46,177	OWNED		100%	38,589,411	-
OVERSEAS ARIADMAR	HANDYSIZE	19-Jul-2004	46,205	OWNED		100%	38,673,358	38,673,358	23,911,847
OVERSEAS ANTIGMAR	HANDYSIZE	28-Jun-2004	46,168	OWNED		100%	38,747,892	38,747,892	23,911,847
OVERSEAS ANDROMAR	HANDYSIZE	9-Mar-2004	46,195	OWNED		100%	38,950,108	38,950,108	23,911,847
OVERSEAS ALCMAR	HANDYSIZE	30-Jan-2004	46,248	OWNED		100%	38,378,674	38,378,674	23,911,847
OVERSEAS ALCESMAR	HANDYSIZE	5-Jan-2004	46,248	OWNED		100%	38,459,309	38,459,309	23,911,847
OVERSEAS AMBERMAR	HANDYSIZE	25-Feb-2002	35,970	OWNED		100%	29,207,709	-
OVERSEAS PETROMAR	HANDYSIZE	8-Jun-2001	35,768	OWNED		100%	27,368,450	-
ATLANTIC PISCES	HANDYSIZE	20-Jul-2009	47,000	TC-In	20-Jun-2019	100%		-
ATLANTIC POLARIS	HANDYSIZE	16-Mar-2009	47,128	TC-In	14-Feb-2019	100%		-
BLUE EMERALD	HANDYSIZE	20-Jan-2009	51,045	TC-In	20-Dec-2011	100%		-
ATLANTIC LEO	HANDYSIZE	5-Jun-2008	47,128	TC-In	5-May-2015	100%		-
ATLANTIC AQUARIUS	HANDYSIZE	2-May-2008	47,128	TC-In	2-Apr-2015	100%		-
OVERSEAS SEXTANS	HANDYSIZE	17-May-2007	51,218	TC-In	17-May-2017	100%		-
OVERSEAS CYGNUS	HANDYSIZE	27-Jan-2007	51,218	TC-In	27-Oct-2016	100%		-
HERCULES	HANDYSIZE	16-Aug-2006	51,218	TC-In	16-May-2016	100%		-
ORION	HANDYSIZE	14-Sep-2006	51,218	TC-In	14-Jun-2016	100%		-
ADRIATIC WAVE	HANDYSIZE	30-Jul-2009	51,149	TC-In	19-Feb-2018	100%		-
AEGEAN WAVE	HANDYSIZE	11-Aug-2009	49,999	TC-In	16-Mar-2018	100%		-
OVERSEAS KIMOLOS	HANDYSIZE	20-Aug-2008	51,218	BB-In	20-Jul-2018	100%	1,236,405	1,236,405
OVERSEAS SIFNOS	HANDYSIZE	17-Jun-2008	51,225	BB-In	18-May-2018	100%	1,273,317	1,273,317
OVERSEAS SERIFOS	HANDYSIZE	29-Jan-2008	52,645	BB-In	29-Dec-2017	100%	1,118,321	1,118,321
OVERSEAS RIMAR	HANDYSIZE	24-Feb-1998	44,999	BB-In	9-Jul-2015	100%	323,507	323,507
OVERSEAS LIMAR	HANDYSIZE	8-Oct-1996	46,171	BB-In	14-Sep-2014	100%	12,309	12,309
OVERSEAS NEDIMAR	HANDYSIZE	3-Jan-1996	46,821	BB-In	14-Jan-2014	100%	4,521	4,521
OVERSEAS SANTORINI	HANDYSIZE	6-May-2010	51,662	OWNED		100%	51,467,879	51,467,879	48,333,334
OVERSEAS KYTHNOS	HANDYSIZE	17-Aug-2010	50,284	OWNED		100%	37,441,126	-
CARINA	HANDYSIZE	17-Nov-2010	47,350	TC-In	17-Sep-2018	100%	-	-
OVERSEAS MAREMAR	HANDYSIZE	24-Apr-1998	47,225	OWNED		100%	28,307,472	-
OVERSEAS LUXMAR	HANDYSIZE	8-Jan-1998	45,999	OWNED		100%	27,582,482	-
OVERSEAS JOYCE	CAR CARRIER	1-Oct-1987	16,101	OWNED		100%	5,403,513	-
OVERSEAS CASCADE	HANDYSIZE	11-Dec-2009	46,815	OWNED		100%	127,863,179	-
OVERSEAS NEW ORLEANS	HANDYSIZE	1-Jun-1983	42,954	OWNED		100%	3,305,440	-
OVERSEAS PUGET SOUND	HANDYSIZE	31-May-1983	50,861	OWNED		100%	3,971,389	-
OVERSEAS MARTINEZ	HANDYSIZE	14-May-2010	46,815	BB-In	14-May-2015	100%	282,570	282,570
OVERSEAS NIKISKI	HANDYSIZE	11-Jun-2009	46,815	BB-In	11-Jun-2014	100%	101,502	101,502
OVERSEAS BOSTON	HANDYSIZE	19-Feb-2009	46,815	BB-In	19-Feb-2014	100%	85,081	85,081
OVERSEAS TEXAS CITY	HANDYSIZE	19-Sep-2008	46,815	BB-In	19-Sep-2015	100%	13,572	13,572
OVERSEAS NEW YORK	HANDYSIZE	11-Apr-2008	46,815	BB-In	11-Apr-2015	100%	89,443	89,443
OVERSEAS LOS ANGELES	HANDYSIZE	16-Nov-2007	46,815	BB-In	16-Nov-2014	100%	161,212	161,212
OVERSEAS LONG BEACH	HANDYSIZE	26-Jun-2007	46,817	BB-In	26-Jun-2014	100%	362,221	362,221
OVERSEAS HOUSTON	HANDYSIZE	9-Feb-2007	46,815	BB-In	9-Feb-2014	100%	315,124	315,124
OVERSEAS ANACORTES	HANDYSIZE	31-Aug-2010	46,656	BB-In	31-Aug-2015	100%	241,621	241,621
OSG 350/OSG VISION	ATB	19-Mar-2010	45,556	OWNED		100%	172,977,802	-
OSG 243 / OSG INDEPENDENCE	ATB	24-Apr-2008	30,448	OWNED		100%	42,101,493	-
OSG 242/ OSG COLUMBIA	ATB	5-Apr-2007	30,391	OWNED		100%	41,373,752	-
OSG 209/ OSG HONOUR	ATB	26-May-2005	25,321	OWNED		100%	29,580,413	-
OSG 214/ OSG ENTERPRISE	ATB	3-Jul-2004	26,410	OWNED		100%	26,559,871	-
OSG 254/ OSG INTREPID	ATB	29-Nov-2002	31,605	OWNED		100%	28,770,137	-
OSG 252/ OSG NAVIGATOR	ATB	1-Feb-2002	30,933	OWNED		100%	26,060,471	-
OSG 244/ OSG LIBERTY	ATB	8-Jan-2001	29,042	OWNED		100%	21,513,293	-
OSG 192/ OSG FREEDOM	ATB	20-Oct-1998	21,914	OWNED		100%	17,053,534	-
OSG 400/ OSG CONSTITUTION	ATB	20-Mar-1981	54,062	OWNED		100%	4,871,202	-
OSG SEAFARER	ATB	1-May-1979	36,846	OWNED		100%	2,466,465	-
AL GATTARA	LNG	31-Oct-2007	216,200	OWNED		49.9%		-
TEMBEK	LNG	30-Oct-2007	216,200	OWNED		49.9%		-
AL GHARRAFA	LNG	11-Jan-2008	216,200	OWNED		49.9%		-
AL HAMLA	LNG	14-Feb-2008	216,200	OWNED		49.9%		-

Total							2,362,271,755	722,076,653	476,779,176